EXHIBIT 10.23

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), entered into as of the 18th day of December, 2007, by and between PERKINELMER HOLDINGS, INC., a Massachusetts corporation having its principal offices at 940 Winter Street, Waltham, Massachusetts 02451 (“Buyer”), and PEDIATRIX MEDICAL GROUP, INC., a Florida corporation having its principal offices at 1301 Concord Terrace, Sunrise, Florida 33323 (“Seller”);

WITNESSETH:

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of the capital stock of Pediatrix Screening, Inc., a Pennsylvania corporation (“PSI”), which in turn owns all of the outstanding general partner interests and limited partner interests in Pediatrix Screening, L.P., a Pennsylvania limited partnership (“PSLP”) (PSI and PSLP are hereinafter each referred to as a “Company” and collectively as the “Companies”), which Companies are engaged primarily in the business of genetic screening of newborns, including but not limited to operation of laboratory facilities (the “Business”); and

WHEREAS, Seller desires to sell to Buyer all, and not less than all, of the outstanding shares of capital stock of PSI (the “Stock”), and the Business of the Companies as a going concern, and to consummate the other transactions contemplated by this Agreement, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Buyer desires to purchase from Seller all, and not less than all, of the Stock and to consummate the other transactions contemplated by this Agreement, all upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

1.	CERTAIN DEFINITIONS.

In addition to the capitalized terms defined elsewhere in the Agreement, the following terms shall have the respective meanings indicated wherever used in this Agreement:

1.1. Affiliate. “Affiliate” shall mean, as to any Person, any other Person controlling, controlled by or under common control with the first Person.

1.2. Affiliated Group. “Affiliated Group” shall mean a group of corporations with which either of the Companies has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

1.3. Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4. ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.5. FDA. “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.6. Federal Health Care Program. “Federal Health Care Program” has the meaning given in Section 1128B(f) of the Social Security Act.

1.7. GAAP. “GAAP” shall mean generally accepted accounting principles in the United States consistently applied for all relevant periods of the Companies, subject to those exceptions and qualifications set forth in Schedule 1.7 of the Disclosure Schedule.

1.8. Governmental Body. “Governmental Body” shall mean any federal, state, local or foreign government or any court, arbitrator, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

1.9. Intellectual Property. “Intellectual Property” shall mean all proprietary rights of every kind and nature throughout the world owned or used by either Company in the operation of the Business as it is currently conducted, including, without limitation, all rights and interests pertaining to or deriving from:

(a) patents, patent rights, patent applications (including all provisionals, reissues, reexaminations, revisions, divisions, continuations, continuations-in-part and extensions of any patent or patent application), inventions, improvements, and all applications for registration of the foregoing;

(b) copyrights, registrations and applications for copyrights, works, derivative works, software (including, without limitation, all executables, libraries, controls and source code), software documentation, database rights, mask works, domain names, domain name registrations, web sites, web pages, and all applications for registration of the foregoing;

(c) trademarks, service marks, trade names, logos, designs, brand names, trade dress, and slogans (including, without limitation, the name of each Company and any fictitious names used by either Company) and all goodwill associated with any of the foregoing, and all applications for registration of the foregoing; and

(d) trade secrets, know-how, processes and business methods (including, without limitation, methods, data, formula, and information, ideas, research and development, formulas, compositions and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, documentation and manuals) (collectively, “Trade Secrets”).

1.10. Knowledge. “knowledge” or “know” shall mean, when referring to the knowledge of Seller, the knowledge of Joe Calabro, Karl Wagner, Thomas Hawkins, John Rizzo and William Slimak after reasonable inquiry of the appropriate employees of the Companies.

1.11. Material Adverse Effect. “Material Adverse Effect” shall mean any material adverse effect on the assets, business, results of operations or condition (financial or otherwise) of the Companies taken as a whole.

1.12. Net Working Capital. “Net Working Capital” shall mean the total current assets (excluding current income Tax assets) of the Companies less the total current liabilities (excluding current liabilities for income Taxes) of the Companies.

1.13. Off-the-Shelf Software. “Off-the-Shelf Software” shall mean readily available commercial software for which either Company has purchased a perpetual, paid-up license.

1.14. Open Source Software. “Open Source Software” shall mean Software that is distributed as “open source software” or “free software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, the Berkeley Open Infrastructure for Network Computing License (BOINCL), the Berkeley Software Distribution License (BSDL) and the Redhat License.

1.15. Person. “Person” shall mean an individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Body or other entity of any kind.

1.16. Software. “Software” shall mean computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

1.17. Tax Returns. “Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto, including any amendment thereof.

1.18. Taxes. “Taxes” shall mean any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by any Governmental Body, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

2.	SALE AND PURCHASE OF THE STOCK.

2.1. Sale and Purchase. At the time of the Closing on the Closing Date (as hereinafter defined) and in accordance with the provisions of this Agreement, Buyer shall purchase from Seller all, and not less than all, of the outstanding Stock, and Seller shall sell, assign, transfer and deliver to Buyer all, and not less than all, of the Stock, against receipt by Seller of the Consideration set forth in Section 3 below.

2.2. Stock Certificates. On the Closing Date, Seller shall deliver to Buyer, against receipt of the Consideration described in Section 3 below, the certificate(s) representing all of the Stock, duly endorsed for transfer or accompanied by duly executed stock powers.

3.	CONSIDERATION FOR THE STOCK; ADJUSTMENTS TO CONSIDERATION.

3.1. Consideration. In consideration for the delivery and transfer to Buyer of all of the Stock, on the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller therefor, the sum of Sixty-Six Million Dollars ($66,000,000) (the “Consideration”).

3.2. Adjustment to the Consideration Before and After the Closing. The Consideration shall be subject to adjustment as follows:

(a) Not later than three (3) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the estimated Net Working Capital as of the Closing Date (the “Preliminary Closing Net Working Capital Statement”), which statement shall be in substantially the form of the illustrative calculation of Net Working Capital as of October 31, 2007 set forth in Schedule 3.2 of the Disclosure Schedule. The Preliminary Closing Net Working Capital Statement shall be prepared in accordance with the provisions relating to the preparation of the Closing Net Working Capital Statement set forth in this Section 3.2. The Preliminary Closing Net Working Capital Statement shall be accompanied by (i) all relevant backup materials and schedules, in detail reasonably acceptable to Buyer, and (ii) a statement setting forth the Net Working Capital amount calculated therein (the “Preliminary Net Working Capital”). If the Preliminary Net Working Capital shown on the Preliminary Closing Net Working Capital Statement is (A) greater than $2,520,000 ($2,520,000 being referred to herein as the “Upper Amount”), then the excess shall be added to the Consideration, or (B) less than $2,280,000 ($2,280,000 being referred to herein as the “Lower Amount”), then the difference shall be deducted from the Consideration (the Consideration, as so adjusted, is referred to as the “Preliminary Consideration”).

(b) Not later than 45 calendar days after the Closing Date, Buyer shall deliver to Seller a statement setting forth Net Working Capital as of the Closing Date (the “Closing Net Working Capital Statement”). Notwithstanding any requirement of GAAP to the contrary, the Closing Net Working Capital Statement shall include all of the line items included on the illustrative calculation of Net Working Capital as of October 31, 2007 set forth in Schedule 3.2 of the Disclosure Schedule, and shall not include any line items that are not included on such Schedule 3.2. The amounts set forth on each such line item shall be determined in accordance with GAAP applied consistently with the Financial Statements (to the extent the Financial Statements are consistent with GAAP).

(c) The Closing Net Working Capital Statement delivered pursuant to Section 3.2(b) above shall be accompanied by (i) all relevant back-up materials and schedules, in detail reasonably acceptable to Seller, and (ii) a statement setting forth the Net Working Capital amount calculated therein and (A) the amount, if any, by which such Net Working Capital amount is greater than the Upper Amount or is less than the Lower Amount (the “Closing Net Working Capital Adjustment”), or (B) that such Net Working Capital amount is neither greater than the Upper Amount nor less than the Lower Amount.

(d) Buyer shall and shall cause the Companies to make available to Seller and its representatives such information, books, records, personnel and resources as may be reasonably necessary to enable Seller to review the Closing Net Working Capital Statement in accordance with this Section 3.2; provided that the obligation of Buyer and the Companies to provide such information, books, records, personnel and resources shall be limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere unreasonably with the conduct of the businesses of Buyer or the Companies. In the event that Seller disputes the Closing Net Working Capital Statement, the Net Working Capital amount calculated therein, or (if applicable) the calculation of the Closing Net Working Capital Adjustment, Seller shall notify Buyer in writing (the “Seller Dispute Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Net Working Capital Statement. In the event of such a dispute, Buyer and Seller shall first use their diligent good faith efforts to resolve such dispute among themselves. If Buyer and Seller are unable to resolve the dispute within 30 calendar days after delivery of the Seller Dispute Notice, then any remaining items in dispute shall be submitted to an independent public accounting firm selected in writing by Buyer and Seller, or, if Buyer and Seller fail or refuse to select a firm within ten (10) calendar days after written request therefor by Buyer or Seller, such an independent public accounting firm shall be selected in accordance with the rules of the New York, New York office of the American Arbitration Association (the “Neutral Accountant”). All determinations pursuant to this Section 3.2(d) shall be in writing and shall be delivered to Buyer and Seller. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon Buyer and Seller. A judgment on the determination made by the Neutral Accountant pursuant to this Section 3.2 may be entered in and enforced by any court or arbitrator having jurisdiction thereover.

(e) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 3.2(d) shall be shared equally by Buyer and Seller; provided that if the Neutral Accountant determines that one such party has adopted a position or positions with respect to the Closing Net Working Capital Statement or the calculation of the Closing Net Working Capital Adjustment that is frivolous or clearly without merit, the Neutral Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party.

(f) Immediately upon the expiration of the 30-day period for giving the Seller Dispute Notice, if no such notice is given, or upon notification by Seller to Buyer that no such Seller Dispute Notice will be given, or immediately upon the resolution of disputes, if any, pursuant to this Section 3.2, the Preliminary Consideration shall be adjusted (as so adjusted, the “Adjusted Consideration”) such that the Adjusted Consideration shall equal, as applicable, (i) the sum of the Consideration plus the amount (if any) by which the Net Working Capital (as finally determined in accordance with this Section 3.2) exceeds the Upper Amount, (ii) the Consideration minus the amount (if any) by which the Net Working Capital (as finally determined in accordance with this Section 3.2) is less than the Lower Amount, or (iii) the amount of the Consideration if the Net Working Capital (as finally determined in accordance with this Section 3.2) neither exceeds the Upper Amount nor is less than the Lower Amount.

3.3. Payments on Account of Adjustments. Immediately upon the expiration of the 30-day period for giving the Seller Dispute Notice, if no Seller Dispute Notice is given, or upon notification by Seller to Buyer that no Seller Dispute Notice will be given, or immediately upon final resolution of any dispute in connection with the determination of the Adjusted Consideration, (a) Seller shall pay to Buyer the amount (if any) by which the Adjusted Consideration (as finally determined in accordance with Section 3.2(f) above) is less than the Preliminary Consideration, or (b) Buyer shall pay to Seller the amount (if any) by which the Adjusted Consideration exceeds the Preliminary Consideration. Any payment under this Section 3.3 shall be made by wire transfer of immediately available funds to the account designated for such purpose by the recipient of such funds.

3.4. Allocation. If Buyer elects to cause an election pursuant to Section 338(h)(10) of the Code to be made in accordance with Section 13.5 below, Buyer and Seller agree to make such allocations of the Adjusted Consideration as are provided for in or determined in accordance with Section 13.5. In the event that an election pursuant to Section 338(h)(10) of the Code is not made, Buyer and Seller agree to work together in good faith to determine the allocation of the Adjusted Consideration between the Stock and the restrictive covenants set forth in Section 15.5 for Tax purposes.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Buyer that, except as otherwise disclosed in the Disclosure Schedule of even date herewith delivered by Seller to Buyer (the numbered sections of which correspond to the numbered Sections of this Agreement), the statements contained in this Section 4 are true and correct. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 4 to the extent that a fair reading of the disclosure would indicate that such disclosure is also applicable to such other sections and subsections.

4.1. Ownership of Securities. Seller has good and valid title to all of the Stock, which consists of 8,400 shares of Series A Common Stock of PSI; and PSI owns all of the outstanding general partner interests and limited partner interests in PSLP (the Stock and such partnership interests are collectively referred to herein as the “Securities”). All of the Securities have been duly authorized and validly issued and are fully paid and non-assessable, and are owned beneficially and of record by Seller and PSI (as applicable), free and clear of all pledges, liens, claims, mortgages, security interests, charges, options, calls, encumbrances, restrictions and assessments whatsoever (whether arising by contract or by operation of law) (collectively, “Liens”), except for (a) the pledge thereof disclosed in Schedule 4.1 of the Disclosure Schedule (which pledge shall be released at or prior to the Closing), and (b) any restrictions which may be created by operation of state or federal securities laws. Except for the pledgee disclosed in Schedule 4.1, no Person other than Seller or PSI (as applicable) has any claim or interest in or to any of the Securities.

4.2. Valid and Binding Agreement. Seller has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by the Board of Directors of Seller; and Seller has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Seller to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the entity before which enforcement is sought.

4.3. Organization, Good Standing and Qualification. PSI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and PSLP is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Company has all necessary corporate or limited partnership power and authority to carry on its business and to own, lease and operate its properties. The Companies are duly qualified and in good standing as a foreign corporation or foreign limited partnership (as applicable) in the jurisdictions indicated in Schedule 4.3 of the Disclosure Schedule, which are the only jurisdictions in which such qualification is required by law and the failure to be so qualified has been or would reasonably be expected to be, individually or in the aggregate, material to the Companies or their businesses. True and complete copies of the Articles of Incorporation and By-Laws of PSI and the certificate of limited partnership and limited partnership agreement of PSLP (including all amendments thereto) have previously been delivered by Seller to Buyer. Schedule 4.3 sets forth a complete list of the officers and directors of each Company.

4.4. Options, Warrants, Etc. There are no issued and outstanding shares of capital stock or other equity securities or partnership interests of either Company other than the Securities. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments obligating either Company to issue, transfer or purchase any shares of its capital stock or general or limited partnership interests or any rights to any shares of capital stock or partnership interests, or obligating Seller or PSI to transfer any of the Securities. No shares of capital stock or partnership interests of either Company are reserved for issuance pursuant to stock options, warrants, agreements or other rights to purchase or acquire securities. There are no outstanding or authorized stock appreciation, phantom stock, stock unit or similar rights with respect to either Company. There are no agreements, voting trusts or proxies with respect to the voting or registration of the Securities.

4.5. Subsidiaries and Investments. Except for PSI’s ownership of PSLP, neither of the Companies (a) owns, directly or indirectly, any stock or other equity securities of any corporation or entity, or (b) has any direct or indirect equity or ownership interest in any Person other than the business conducted by such Company.

4.6. Financial Statements and Financial Information.

(a) Schedule 4.6(a) of the Disclosure Schedule contains (i) the unaudited combined balance sheets of the Companies as of December 31, 2005 and 2006, and the related unaudited combined statement of income for each of the fiscal years then ended, and (ii) the unaudited combined balance sheet of the Companies as of October 31, 2007, and the related unaudited combined statement of income of the Companies for the ten (10) months then ended (collectively, the “Financial Statements”).

(b) The Financial Statements: (i) were prepared in accordance with the books and records of the Companies and in accordance with GAAP, subject to audit adjustments which would not (individually or in the aggregate) be material, and subject to the absence of certain footnote disclosures which would otherwise be required by GAAP; (ii) fairly present the Companies’ combined financial condition as at the dates thereof, and the results of its operations for the fiscal periods then ended; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition and the results of operations as of the dates of and for the fiscal periods covered by such Financial Statements in accordance with GAAP; and (iv) make full and adequate provision, subject to and in accordance with GAAP and Regulation S-X promulgated under the Securities Act of 1933, as amended (the “1933 Act”), for the various assets and liabilities of the Companies, fixed or contingent, and the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein.

(c) The books and records of the Companies are sufficient such that, through normal accounting and audit procedures, audited financial statements of the Companies can be prepared in conformity with the requirements of Regulation S-X.

(d) Schedule 4.6(d) of the Disclosure Schedule contains true and complete copies of the accounts receivable aging and accounts payable aging of the Companies as of October 31, 2007, together with a true and complete list of all obligations of the Companies guaranteed by Seller and/or any of its Affiliates.

(e) The Companies maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Companies and to maintain accountability for the Companies’ assets, and (iii) access to assets of the Companies is permitted only in accordance with management’s authorization.

(f) Except as set forth in Schedule 4.6(f) and Schedule 1.7 of the Disclosure Schedule, neither Company has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the October 31, 2007 Balance Sheet referred to in Section 4.6(a), (ii) liabilities which have arisen since October 31, 2007 in the ordinary course of business, and (iii) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet (none of which liabilities referred to in clauses (ii) and (iii) arise out of any breach of contract or violation of law and has been or would reasonably expected to be, individually or in the aggregate, materially adverse to the Companies or their businesses).

4.7. No Material Changes.

(a) Since October 31, 2007, except as set forth in Schedule 4.7 of the Disclosure Schedule, the Business has continued to be operated only in the ordinary course, and there has not been:

(i) Any material adverse change in the financial condition, operations or business of the Companies from that shown on the Financial Statements (including, without limitation, any announced changes in the Companies’ relations with any significant suppliers, clients, customers, referral sources or others having significant relationships with the Companies), or any material transaction or commitment effected or entered into by the Companies outside of the normal course of business;

(ii) Any occurrence, event, incident, action, failure to act or transaction with respect to either Company which, individually or in the aggregate, has been or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies or their businesses;

(iii) Any declaration, setting aside or payment of any dividend or other distribution with respect to the Stock, any other payment of any kind by either Company to Seller or any of Seller’s Affiliates other than in the ordinary course of business (which includes the daily sweep and retention by Seller of all cash balances of the Companies) or in repayment of intercompany obligations, any forgiveness of any debt or obligation owed to either Company by Seller or any of Seller’s Affiliates, any direct or indirect redemption, purchase or other acquisition by either Company of any capital stock or partnership interests in either of the Companies or any of the actions set forth in Section 6.5(a) through (q).

4.8. Taxes Returns and Tax Audits.

(a) For all fiscal years since the fiscal year ending December 31, 2003, the Companies have been included in the consolidated federal income Tax Returns of Seller.

(b) For U.S. federal and state income Tax purposes, PSLP has been, at all times since its acquisition by PSI, disregarded as an entity separate from its owner as described in United States Treasury regulations section 1.7701-3.

(c) All Tax Returns required to be filed by each Company and any Affiliated Group on or before the date hereof have been timely filed with the appropriate Governmental Body in all jurisdictions in which such returns and reports are required to be filed and all such Tax Returns were true, correct and complete; all Taxes due from or with respect to each Company (including any Taxes attributable to an Affiliated Group) as of the date hereof have been fully paid, any such Taxes not yet due and payable do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the unaudited combined balance sheet of the Companies as of October 31, 2007, and any such Taxes for all Tax periods commencing after October 31, 2007 arose in the ordinary course of business and are of a type comparable to prior similar periods; all Taxes and other assessments and levies which each Company is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental Body to the extent due and payable; neither Company (i) has any actual or potential liability under United State Treasury regulations section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Companies (except for such liability attributable to the Affiliated Group of which Seller is the common parent), or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement; and there are no outstanding or pending claims, deficiencies or assessments for Taxes, interest or penalties with respect to any Taxable period of either Company.

(d) Seller has made available to Buyer for inspection complete and correct copies of all Tax Returns of each Company and any Affiliated Group (but, in the case of any such Affiliated Group, only the portions of such Tax Returns relating to the Companies) relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. Except as disclosed in Schedule 4.8(d) of the Disclosure Schedule, neither Seller nor either Company has been notified in writing that any audit of any Tax Return of either Company by any Governmental Body is currently in progress. Neither Seller nor either of the Companies has been notified in writing by any jurisdiction that the jurisdiction believes that either Company, Seller or any other member of the Affiliated Group was required to file any Tax Return that was not filed. Neither of the Companies, Seller or any other member of the Affiliated Group of which Seller is the common parent has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Governmental Body responsible for the assessment and/or collection of any Tax.

(e) Neither of the Companies: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; determined without regard to Section 280G(b)(4)(B) of the Code or (ii) is or has been required to make a basis reduction pursuant to United States Treasury regulations section 1.1502-20(b) or United States Treasury regulations section 1.337(d)-2(b).

(f) PSI has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of PSI been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

4.9. Personal Property; Liens; Sufficiency of Assets. Each Company has and owns good title to all of its personal property, free and clear of all Liens whatsoever, except for:

(a) those Liens listed in Schedule 4.9 of the Disclosure Schedule (all of which will be released at or prior to the Closing); (b) liens for current Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in the case of Taxes other than income Taxes, for which an appropriate reserve will be properly accrued for in Net Working Capital as of the Closing Date; and (c) other Liens arising in the normal course of business and which are not, individually or in the aggregate, material in character or amount and do not interfere with the use made of any such property in the Business (collectively, “Permitted Liens”). Schedule 4.9 includes a list of all outstanding capital leases of the Companies and the remaining scheduled payments thereunder as of the date hereof. All fixed assets owned or leased by the Companies are in good operating condition and repair (reasonable wear and tear excepted). The assets owned and leased by the Companies are sufficient for the conduct of the Business as presently conducted and constitute all assets used by the Companies in the Business. Schedule 4.9 lists individually (a) all material items of fixed assets (within the meaning of GAAP) of the Companies, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of October 31, 2007, and (ii) all other material assets of a tangible nature (other than inventories) of the Companies.

4.10. Real Property.

(a) Neither of the Companies owns or has any interest of any kind (whether ownership, lease or otherwise) in any real property, except to the extent of PSI’s interest as lessee under the lease for the business premises listed in Schedule 4.10 of the Disclosure Schedule (the “Facility”). A true and complete copy of the lease agreement in respect of the Facility (including all amendments thereto) has previously been provided to Buyer (the “Lease”). Neither Company is a sublessor with respect to any real property. With respect to the Lease:

(i) the Lease is legal, valid, binding, enforceable and in full force and effect against PSI and, to Seller’s knowledge, against each other party thereto;

(ii) neither PSI, nor, to the knowledge of Seller, any other party, is in material breach or violation of, or material default under, the Lease, and no event has occurred, is pending or, to the knowledge of Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or material default by PSI or, to the knowledge of Seller, any other party under the Lease;

(iii) there are no disputes, oral agreements or forbearance programs in effect as to the Lease;

(iv) PSI has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(v) the Facility is connected to utilities and other services which have been adequate for the normal operation of the Facility;

(vi) no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by PSI; and

(vii) the Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the Lease term, to the extent required by the Lease and by GAAP.

(b) The Facility is in good condition (reasonable wear and tear excepted), and is adequate for the operation of the Business as presently conducted. No consent of the landlord under the Lease will be required in order for the Lease to remain in effect in accordance with its current terms, after giving effect to the sale and transfer of the Securities pursuant to this Agreement.

(c) To Seller’s knowledge, (i) each Company’s use of the Facility in the normal conduct of the Business does not violate any applicable building, zoning or other law, ordinance or regulation affecting such real property, and (ii) no covenants, easements, rights of way or other such conditions of record impair such Company’s use of the Facility in the normal conduct of the Business.

4.11. Accounts Receivable.

(a) To the extent not already collected, all accounts receivable shown on the October 31, 2007 Financial Statements, and all accounts receivable thereafter created or acquired by the Companies (the “Accounts”), have arisen in the ordinary course of the Business, and, to the extent not already collected, represent amounts owed to the Companies by account debtors in respect of goods, products or services provided to such account debtors by the Companies, subject to a reserve for doubtful accounts in the amount set forth in the October 31, 2007 Financial Statements (the “Reserve”). A complete and accurate list of the Accounts reflected on the October 31, 2007 Financial Statements, showing the aging thereof, is included in Schedule 4.11(a) of the Disclosure Schedule.

(b) Seller has no knowledge of any asserted counterclaims or set-offs in respect of any of such Accounts, subject to (i) the Reserve, and (ii) customary adjustments which may be effected with customers in the ordinary course of business (which adjustments are not and are not reasonably expected to be, in the aggregate, material to the Companies); and assuming that commercially reasonable efforts are made to collect such Accounts, Seller has no reason to believe that all such Accounts (net of an amount equal to the Reserve) will not be collected in the normal course of business.

4.12. Inventories. All inventories which are owned by the Companies and reflected in the Financial Statements have been valued at the lower of cost or market, based on the FIFO method of accounting, and all items of obsolete or slow-moving inventory have been written down to net realizable or scrap value. Except as otherwise disclosed in Schedule 4.12, such inventories, in the aggregate, consist of items which are of a quality and quantity which are useable in the ordinary course of the Companies’ business. Seller has no knowledge of any Governmental Body approvals required to be obtained in respect of the sale of such inventories.

4.13. Insurance Policies. Schedule 4.13 of the Disclosure Schedule contains a true and correct schedule of all insurance coverages held by the Companies or held by Seller or any of its Affiliates for the benefit of the Companies, in each case concerning the Business or the Companies’ properties, including the names of insurers, policy limits and deductibles. Neither Seller nor the Companies has received written notice of cancellation or intent not to renew any of such policies, and to Seller’s knowledge, there does not exist any condition (other than general industry-wide conditions) such as would cause any of such insurers to cancel any of the insurance coverages, or would be reasonably likely to materially increase the premiums charged for coverages consistent with the scope and amounts of their existing coverages. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither Company is liable for retroactive premiums or similar payments, and the Companies are otherwise in compliance in all material respects with the terms of such policies. Schedule 4.13 identifies all claims asserted by or on behalf of either Company pursuant to any such insurance policy since January 1, 2005 and describes the nature and status of each such claim. Except as set forth on Schedule 4.13, neither Seller nor either Company has any self-insurance or co-insurance programs. To the extent that such coverages are provided pursuant to group policies of Seller, no representation or warranty is made as to the continuation of such coverages from and after the Closing, and Seller reserves the right to terminate or curtail any of such coverages from and after the Closing Date.

4.14. Permits and Licenses. Schedule 4.14 of the Disclosure Schedule sets forth an accurate and complete list of all permits, licenses, authorizations, approvals and/or franchises from any Governmental Body (collectively, “Permits”) which the Companies presently hold, other than any Permits the absence of which, individually or in the aggregate, would not be material to the Companies or their businesses, and the Companies are in compliance in all material respects with all terms and conditions thereof. Such Permits are the only Permits from whatever Governmental Bodies having jurisdiction over such Company, necessary in order to operate its Business in the manner presently conducted, including those under Environmental Laws (defined below), except where the failure to hold or maintain a Permit has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Companies or their businesses. The Companies have at all times complied in all material respects with the requirements of such Permits (or have timely and validly cured any deficiencies in compliance), and have received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof, and to Seller’s knowledge, there is no basis for the suspension, termination, revocation or limitation thereof. All of the Companies’ Permits are valid, current and in full force and effect, and to Seller’s knowledge, none of such Permits will be voided, revoked, suspended or terminated, or voidable, revocable, suspendable or terminable, upon and by reason of the consummation of the transactions contemplated by this Agreement.

4.15. Contracts and Commitments.

(a) Schedule 4.15 of the Disclosure Schedule lists all of the following types of agreements to which either Company is a party (collectively, “Material Contracts”):

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves anticipated payments or receipts of more than $50,000, or (C) in which either Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which either Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of either Company (other than sales of products in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the ordinary course of business);

(vi) any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with suppliers or customers or employees of either Company set forth in such Company’s standard terms and conditions of purchase or sale or standard form of employment letter or employment agreement, copies of which have previously been delivered to Buyer);

(vii) any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or personnel retention agreement, or any contractual guaranty of employment;

(viii) any material settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(ix) any agency, distributor, sales representative, franchise or similar agreement to which either Company is a party or by which either Company is bound;

(x) any agreement which contains any provisions requiring either Company to indemnify any other party in an amount which would reasonably be expected to exceed $250,000 (excluding indemnities contained in the Companies’ standard form agreements, copies of which have been provided to Buyer, for the sale or license of products or services);

(xi) any agreement that would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of either Company as currently conducted;

(xii) any agreement that purports to create any obligation of any Affiliate of any Company that would reasonably be expected, subsequent to the Closing, to have the effect of prohibiting or impairing in any material respect the conduct of the business of Buyer or any of its Affiliates as currently conducted; and

(xiii) any agreement with any insurance provider which is not listed in Schedule 4.13.

(b) Seller has delivered to Buyer a complete and accurate copy of each Material Contract (as amended to date). Except as set forth in Schedule 4.15: (i) all Material Contracts are legal, valid, binding and enforceable and in full force and effect against the Company that is the party thereto and, to Seller’s knowledge, against each other party thereto; (ii) neither of the Companies is in material breach or default or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a material default by such Company under any such Material Contract and, to Seller’s knowledge, no other party to any such Material Contract is in material breach or default or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a material default by such party under any such Material Contract; and (iii) to Seller’s knowledge, none of the Material Contracts will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the consummation of the transactions contemplated by this Agreement.

(c) Except for powers of attorney granted in the ordinary course of business, there is no outstanding power of attorney granted by either Company to any Person.

4.16. Customers and Suppliers. Schedule 4.16 of the Disclosure Schedule sets forth a list of groupings of all customers of each Company during the fiscal year ended December 31, 2006 and the interim period through October 31, 2007 which accounted for more than $50,000 in revenues during either such period, and the amount of revenues accounted for by such customer groupings during each such period. Except as disclosed on Schedule 4.16 of the Disclosure Schedule, there is no supplier that is the sole supplier of any significant product or service to either Company. Neither of the Companies has received any written notice of any existing, announced or anticipated changes in the policies of any such customer, supplier or referral source which has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies or their businesses. No purchase order or commitment of either Company is in excess of normal requirements, nor are prices provided therein, to the Company’s knowledge, in excess of current market prices for the products or services to be provided thereunder.

4.17. Labor, Benefit and Employment Agreements.

(a) Except as set forth in Schedule 4.17(a) of the Disclosure Schedule, neither of the Companies is a party to (i) any collective bargaining agreement or other agreement covering unionized employees, or (ii) any agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s) which is not terminable without penalty by the subject Company on not more than thirty-one (31) days’ prior written notice.

(b) No union is now certified or has claimed the right to be certified as a collective bargaining agent to represent any employees of either Company, and there are no organizational activities or labor disputes existing or, to Seller’s knowledge, threatened, involving organizational activities, picketing, strikes, slowdowns, work stoppages, job actions or lockouts of any employees of either Company.

(c) Neither of the Companies nor Seller has received written notice of any unfair labor practice charges or petitions for election filed, pending or being litigated before the National Labor Relations Board or any State labor relations board.

(d) Except as set forth in Schedule 4.17(d) of the Disclosure Schedule, neither of the Companies (nor any of its employees by reason of their employment with the Companies) participates in, is a party to, or otherwise has any liability associated with (i) any bonus, deferred compensation, stock option, stock purchase, consulting, retirement, severance, welfare or incentive plan, pension plan or profit sharing plan, (ii) any other such benefit plan constituting an “employee benefit plan” within the meaning of Section 3(3) of ERISA or (iii) any benefit or compensation arrangement covering non-employee consultants or service providers to either Company (collectively, an “Employee Plan”). Complete and accurate copies of all Employee Plans which have been reduced to writing and written summaries of all unwritten Employee Plans have been delivered to Buyer. All such Employee Plans constitute part of a group benefits program of Seller, and none of such Employee Plans are maintained by the Companies.

(e) Neither of the Companies (i) is a party to or is obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA), (ii) has, at any time since December 31, 2003, suffered or caused any “complete withdrawal” or “partial withdrawal” (as those terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on its part or (iii) has maintained an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA. For purposes of this Section “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included either of the Companies.

(f) Except as disclosed in Schedule 4.17(f) of the Disclosure Schedule, the Companies do not have any material liabilities or obligations of any kind with respect to any Employee Plan, or have any material potential or contingent liability in respect of any actions or transaction relating to any Employee Plan, other than to make contributions thereto if, as and when due (prior to imposition of any interest or penalties) in respect of periods subsequent to the date hereof.

(g) Except for the pension plans, group medical insurance programs and any other medical insurance listed in Schedule 4.17(g) of the Disclosure Schedule, neither of the Companies, nor Seller on behalf of either Company, maintains any medical, health, life or other employee benefit programs or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of any current or former employees, and, except as required by statute or governmental regulation, neither of the Companies has any liability, fixed or contingent, for health or medical benefits to any former employee. No Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) No plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits either Company from amending or terminating any Employee Plan, except in accordance with the subject Employee Plan.

(i) To the extent that any of the plans, programs or policies listed in Schedule 4.17(a) constitutes part of a group benefits program of Seller and any of its Affiliates (other than PSI), no representation or warranty is made as to the continued availability of coverage or eligibility thereunder from and after the Closing, except as otherwise provided in the Transition Services Agreement (as hereinafter defined).

(j) Schedule 4.17(j) of the Disclosure Schedule contains a list of all employees of each Company on the date of this Agreement, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such Person and employment status of each such Person (including whether the Person is on leave of absence and the dates of such leave). Except for those individuals who are parties to the employment agreements, retention agreements, or guarantees of employment disclosed in Schedule 4.15 of the Disclosure Schedule, each employee of either Company is retained at-will. Schedule 4.17(j) contains a list of all employees of either Company who have not provided Seller with appropriate evidence of their status as citizens of the United States. To Seller’s knowledge, no key employee or group of employees has given written notice to either Company terminating his or her employment with either Company. Each Company is in compliance with all applicable laws relating to the employment of employees, including, without limitation, the hiring and termination of employees, except where any non-compliance has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies or their businesses.

(k) Schedule 4.17(k) of the Disclosure Schedule contains a list of all (i) consultants, and (ii) independent contractors currently engaged by either Company, along with the position, date of engagement and rate of remuneration for each such Person. Except as set forth in Schedule 4.17(k), none of such consultants or independent contractors is a party to a written agreement or contract with either Company.

(l) Schedule 4.17(l) of the Disclosure Schedule sets forth a list of each employee of either Company who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such employee, the type of Work Permit and the length of time remaining on such Work Permit.

(m) Each Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from its employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(n) Schedule 4.17(n) of the Disclosure Schedule contains a complete and accurate list of (i) all of the Companies’ written employee handbooks, employment manuals, employment policies, or affirmative action plans, and (ii) written summaries of all unwritten employment policies.

(o) Neither Company has caused or will cause any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is 90 days immediately preceding Seller’s execution of this Agreement and continuing through the Closing Date.

(p) Neither Company has incurred, and no circumstances exist under which such Company would incur, any liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

4.18. No Breach of Statute, Decree or Other Instrument. Neither the execution and delivery of this Agreement by Seller, nor the performance of or compliance with the terms and provisions of this Agreement on the part of either Company and/or Seller, will (a) violate or conflict with any term of the Articles of Incorporation or By-Laws of PSI or the certificate of limited partnership or limited partnership agreement of PSLP, (b) to Seller’s knowledge, constitute a material breach or violation of any statute, law, rule or regulation of any Governmental Body applicable to Seller or either Company, (c) conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction, decree, contract, lease, agreement, indenture or other instrument to which either Company or Seller is a party or by which either Company or Seller is bound or constitute a default thereunder, or (d) result in the creation or imposition of any Lien on any asset of either Company. Except as disclosed in Schedule 4.18 of the Disclosure Schedule, no consent, authorization or approval of or filing with any Governmental Body or agency, or any third party, will be required on the part of either Company or Seller in connection with the consummation of the transactions contemplated hereby. To Seller’s knowledge, neither of the Companies will be required, whether by law, regulation or administrative practice, to reapply for or refile to obtain any of the Permits presently held by such Company and required for the operation of its Business as conducted on the date hereof.

4.19. Compliance with Laws. The representations and warranties contained in this Section 4.19 relate to matters other than “Environmental Laws,” which are covered by Section 4.24 below.

(a) Each Company is, and has been at all times during the four (4) year period prior to the date hereof, in compliance, with all domestic, foreign, federal, state, local and municipal laws and ordinances and governmental rules and regulations (including, without limitation, the Pennsylvania Clinical Laboratory Act) applicable to the Business, except where non-compliance has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies or their businesses.

(b) Neither of the Companies nor Seller has received any written notice of default or violation, nor is either Company in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any Governmental Body relating to any aspect of either Company’s business, affairs, properties or assets, except where such default or violation has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies or their businesses. Neither of the Companies nor Seller has received any written notice of or been charged with, and is not, to Seller’s knowledge, under investigation or inquiry with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of either Company’s business, affairs, properties or assets, which violation has been or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies or their businesses.

(c) Neither of the Companies nor, to Seller’s knowledge, any of their respective directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, including any employees of any government-owned Person, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.20. Litigation. Except as disclosed in Schedule 4.20 of the Disclosure Schedule, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation or inquiry pending, or to the knowledge of Seller threatened, by or against (a) either Company or any of its assets or properties, or (b) with respect to the Business, Seller. Except as disclosed on Schedule 4.20, there are no outstanding judgments, decisions, decrees, rulings, injunctions or orders, or arbitration awards against or affecting (i) either Company or any of its assets or properties, or (ii) with respect to the Business, Seller.

4.21. Intellectual Property.

(a) Ownership. Except as disclosed in Schedule 4.21(a) of the Disclosure Schedule, and except for Off-the-Shelf Software and Intellectual Property licensed by either Company as licensee, each Company owns all rights, title, and interests in and to the Intellectual Property free and clear of any Liens. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach or violation of any contract or applicable law relating to the Intellectual Property, or create on behalf of any third party the right to terminate or modify any license or other contract relating to any Intellectual Property.

(b) Use. The Intellectual Property includes all proprietary rights necessary for the operation of the Business as it is currently conducted.

(c) Infringement. The operation of the Business as it is currently conducted and the use of the Intellectual Property therein does not, to Seller’s knowledge, infringe the intellectual property or other proprietary or contractual rights of any Person. Neither Company, in connection with the Business or the use or ownership of the Intellectual Property, (i) to Seller’s knowledge, has interfered with, infringed or misappropriated any patent, copyright, trade secret or other intellectual property, proprietary or contractual right of any Person, or (ii) has received any written charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation (including any claim that either Company must license or refrain from using any intellectual property of any Person).

(d) Registered Intellectual Property. Schedule 4.21(d) of the Disclosure Schedule identifies all patents, patent applications, and written invention disclosures; and all registered and unregistered trademarks, trade names and service marks, all domain names, registered copyrights works, registered designs, and any other form of Intellectual Property that is the subject of any application, registration, filing, certificate, or other document issued by, filed with, or recorded by any Governmental Body, owned by either Company that arise from or relate to the Business as it is currently conducted (“Registered Intellectual Property”).

(e) Without limiting other representations set forth in this Agreement, with respect to each item of Registered Intellectual Property:

(i) to Seller’s knowledge, except as disclosed in Schedule 4.21(e)(i) of the Disclosure Schedule and any Outbound Licenses identified in Schedule 4.21(g) of the Disclosure Schedule, each Company has the exclusive right to use the Registered Intellectual Property without payment of any royalty or other fee;

(ii) the item is not subject to any outstanding Order. For purposes of this Section 4.21, “Order” means any order, writ, judgment, decree, consent decree, injunction, award, settlement agreement, stipulation, ruling or subpoena of any Governmental Body;

(iii) no claim is pending or, to Seller’s knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(iv) except as disclosed in Schedule 4.21(e)(iv) of the Disclosure Schedule, all Registered Intellectual Property is in compliance with formal legal requirements (including payment of any applicable filing, examination, maintenance and other fees or Taxes), is valid and enforceable to Seller’s knowledge, and is not subject to any fees, Taxes or actions coming due within 120 days after the date of this Agreement; and

(v) all products and services embodying any Registered Intellectual Property have been marked with appropriate notices, to the extent (if any) required by law.

(f) Licensed Intellectual Property – Inbound Licenses. Schedule 4.21(f) of the Disclosure Schedule identifies each Inbound License (as hereinafter defined) to an item of Intellectual Property that is exploited in connection with the Business as it is currently conducted that is owned by a third party (other than Off-the-Shelf Software) and that provides the Company a valid right to use the exploited item. Seller has made available to Buyer correct and complete copies of all such Inbound Licenses (as amended to date). To Seller’s knowledge, each Company has complied in all material respects with all Inbound Licenses and, with respect to Licensed Software (as hereinafter defined), has obtained the appropriate number of licenses for all computers and workstations on which third party Software is loaded or used. For purposes of this Agreement, “Inbound License” means any contract that provides either Company the right to use any item of Intellectual Property owned by a third party that is exploited in connection with the Business as it is currently conducted. To Seller’s knowledge, with respect to each Inbound License:

(i) the Inbound License is enforceable and in full force and effect, and such Inbound License will not be terminable or revocable by reason of the transfer of the Stock to Buyer hereunder;

(ii) no party to the license, sublicense, agreement or permission has repudiated or is in default of any provision thereof; and

(iii) neither Company has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(g) Licensed Intellectual Property – Outbound Licenses. Schedule 4.21(g) of the Disclosure Schedule identifies any Owned Software or other Intellectual Property that is the subject of a license, sublicense, contract, or permission granted by either Company to any third party or to any Affiliate (“Outbound License”). Seller has made available to Buyer correct and complete copies of all Outbound Licenses and filings and communications to or from any Governmental Body relating to the items listed on Schedule 4.21(g). With respect to each Outbound License:

(i) to Seller’s knowledge, except as disclosed in Schedule 4.21(g), the Outbound License is enforceable and in full force and effect and will not be terminable or revocable by reason of the transfer of the Stock to Buyer hereunder;

(ii) to Seller’s knowledge, except as disclosed in Schedule 4.21(g), no party to the Outbound License has repudiated or is in default of any provision thereof;

(iii) the underlying item of Intellectual Property is not subject to any outstanding Order; and

(iv) no claim is pending or, to Seller’s knowledge, threatened with respect to the Outbound License or that challenges the legality or validity of the underlying item of Intellectual Property.

(h) Development; Confidentiality. To Seller’s knowledge, except as set forth on Schedule 4.21(h) of the Disclosure Schedule, no Person other than the Companies and their past and present employees or consultants (who at the time of the conception, creation or development were employees of a Company), have participated in the conception, creation or development of any Intellectual Property which is owned by either of the Companies. Seller has made available to Buyer correct and complete copies of all assignments executed by present or former employees, contractors, consultants or other agents who, to Seller’s knowledge, developed or participated in the development of Intellectual Property owned by either of the Companies. To Seller’s knowledge, all past and present employees and consultants of the Companies have executed enforceable forms of assignment and have assigned to the applicable Company all of their rights, title and interests in and to the Registered Intellectual Property. To Seller’s knowledge, no employee of either Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than a Company.

(i) Software. Schedule 4.21(i) of the Disclosure Schedule lists all Software that is used in the Companies’ Business as it is currently conducted (other than Off-the-Shelf Software), and identifies which of such Software is owned by each Company (“Owned Software”), and which is used pursuant to an Inbound License (“Licensed Software”). Except as set forth on Schedule 4.21(i), neither Company has disclosed, delivered, or agreed to disclose or deliver any source code to any Owned Software to any third party. To Seller’s knowledge, except as set forth in Schedule 4.21(i), none of the Intellectual Property incorporates or is dependent on any Open Source Software. For each item of Open Source Software identified on Schedule 4.21(i) (if any), Schedule 4.21(i) identifies the open source license agreement pursuant to which the subject Company obtained in the Open Source Software and describes how the Open Source Software is used. The eligibility of the Owned Software for protection under copyright law has not been forfeited to the public domain.

(j) Trade Secrets. With respect to Trade Secrets, Seller has provided Buyer with all documentation relating to such Trade Secrets that is currently used by Seller in the operation of the Business. To Seller’s knowledge, such documentation is current, accurate, and sufficient in detail and content to allow full and proper use of any such Trade Secrets in the operation of the Business.

(k) Data Privacy. All personally identifiable information, including but not limited to health records and personal health information, used by or in the possession of either Company has been collected, stored, maintained and used in accordance with all applicable legal requirements including such Company’s and its customers’ applicable privacy policies.

4.22. Transactions with Affiliates. Except as disclosed in Schedule 4.22 of the Disclosure Schedule, no asset employed in the Business is owned by, leased from or leased to Seller, any of Seller’s Affiliates (other than the Companies), or any officer or director of either Company or any Affiliate of either Company, other than assets that, individually or in the aggregate, are not material to the Companies or their businesses.

4.23. Bank Accounts. Schedule 4.23 of the Disclosure Schedule sets forth a correct and complete list of all bank accounts and safe deposit boxes maintained by or on behalf of the Companies, with indication of all Persons having signatory, access or other authority with respect thereto.

4.24. Environmental Matters.

(a) As used in this Agreement: (i) the term “Environmental Laws” means all federal, state and local laws, statutes, regulations, Permits, orders, judgments, ordinances, codes, rules and other governmental restrictions, requirements, including common law, and any applicable foreign analogues thereto, relating to the protection of health, safety, the environment and natural resources, including those governing the handling, use, generation, transportation, processing, formulation, packaging, labeling, treatment, storage, disposal, Release (defined below) or threatened Release of Hazardous Substances (defined below), including but not limited to the Clean Air Act, 42 U.S.C. 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the National Environmental Policy Act, 42 U.S.C. 4321 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.; (“CERCLA”); the Occupational Safety and Health Act, 29 U.S.C. 650 et seq.; and similar state and foreign laws, each as amended and all regulations promulgated thereunder, now or at any time hereafter in effect; (ii) the term “Hazardous Substances” shall mean and include, without limitation, all radioactive materials, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), petroleum products and by-products, all solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal health, and all substances defined or listed as “hazardous substances”, “toxic substances”, “hazardous waste”, “toxic pollutants”, “pollutants”, and “contaminants”, in, or otherwise regulated under any Environmental Law; (iii) the terms “respond,” “response” and all variations and derivatives thereof shall have the meanings ascribed to them under Environmental Laws; and (iv) the term “Release” shall have the meaning given to it in CERCLA. For all purposes of this Section 4.24, when reference is made to a property or real estate leased, occupied or used by a Company but which is not owned by the Company, such reference is only to the portion of the subject real property actually leased or occupied by such Company and only for the period of such lease or occupancy.

(b) The Companies are in compliance and have complied with all Environmental Laws applicable to the Business, except where any non-compliance has not been and would not reasonably be expected to be (individually or in the aggregate) material to the Companies or their businesses; and Seller has no knowledge of any events, incidents, practices, conditions or circumstances that would reasonably be expected to give rise to any material liability to the Companies, or any Person whose liability either Company has retained or assumed either by contract or by operation of law (“Related Person”) under any Environmental Laws, including liabilities relating to the Business and any property which the Companies formerly or now own, lease, occupy or use. Neither Seller nor either of the Companies has received any written request for information, demand, administrative inquiry, notice of claim, notice of intent to bring a “citizens suit” under any Environmental Law, informal complaint or demand or other notice which in any instance (i) asserts or alleges any violation of applicable Environmental Laws on the part of either Company, (ii) asserts or alleges that either Company or any Related Person is required to clean up, remove or otherwise take remedial or other response action due to the Release or threatened Release of any Hazardous Substances, or (iii) asserts or alleges that either Company or any Related Person is required to pay all or any portion of the costs of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to a Release or threatened Release of any Hazardous Substances. Neither of the Companies is subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws. To Seller’s knowledge, neither of the Companies or any Related Person has been named or listed as a potentially responsible party by any Governmental Body in any matter arising under any Environmental Laws. To Seller’s knowledge, no solid or hazardous waste transporter or owner of any treatment, storage or disposal facility that, in either case, has been used by either Company, has any liability involving the transportation, treatment, storage or disposal of solid or hazardous wastes of either Company. Neither of the Companies is a participant in, nor does Seller have knowledge of, any governmental investigation involving the Facility or any other real estate now or heretofore owned, operated or leased by either Company.

(c) Neither of the Companies nor, to Seller’s knowledge, any other Person, has caused or permitted or is causing or permitting any Hazardous Substances to be stored, deposited, treated, recycled or disposed of on, under or at any property formerly or now owned, leased, occupied or used by either Company except in material compliance with all Environmental Laws and which would not reasonably be expected to require cleanup, removal or other remedial action under any applicable Environmental Laws.

(d) To Seller’s knowledge, there is no hazardous waste treatment, storage or disposal facility, landfill, surface impoundment, underground storage tank, or underground injection well (as those terms are defined by Environmental Laws) located at any of the real property now or formerly owned, leased, occupied or used by either Company.

(e) Schedule 4.24(e) of the Disclosure Schedule sets forth a correct and complete list of all reports of environmental audits, investigations or reports that are in the possession, custody or control of Seller or either Company with respect to the Business or property now or previously owned, leased, occupied or used by the Companies. Seller has provided or made available to Buyer the documents listed in Schedule 4.24(e) and all material documents, records and information known to Seller, whether prepared by Seller or by others, concerning any environmental or health and safety matter relevant to either Company or to any property now or formerly owned, leased, occupied or used by either Company, including without limitation, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Substances, and reports and correspondence related to environmental or health and safety matters.

(f) Except for the representations and warranties in Sections 4.14 (Permits and Licenses) and 4.20 (Litigation), the representations and warranties of this Section 4.24 shall be the exclusive representations and warranties relating to matters under Environmental Laws.

4.25. Warranties.

(a) No service or product provided, manufactured, sold, leased, licensed or delivered by either Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of sale or lease of such Company, which are set forth in Schedule 4.25(a) of the Disclosure Schedule.

(b) The reserve for warranty claims set forth on the October 31, 2007 Financial Statements and any reserves for warranty claims created by the Companies in the ordinary course of business subsequent to October 31, 2007 were calculated in accordance with GAAP and Regulation S-X consistently applied.

(c) Except as disclosed in Schedule 4.15, neither Company has any liability to any customer to provide the customer with any other services or products of either Company on pre-negotiated terms at prices below the Companies’ published price (if any) for such services or products. Neither Company has any liability to any customer in connection with any service provided or product manufactured, sold, leased or delivered by such Company other than those arising or which may arise in the ordinary course of business.

4.26. Prepayments, Prebilled Invoices and Deposits.

(a) Schedule 4.26(a) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Companies as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the October 31, 2007 Financial Statements, and will be properly accrued for in Net Working Capital as of the Closing Date, in accordance with GAAP applied on a consistent basis with the past practice of the Companies.

(b) Schedule 4.26(b) of the Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Companies as of the date of this Agreement for products to be purchased, services to be performed or other benefits to be received after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the October 31, 2007 Financial Statements, and will be properly accrued for in Net Working Capital as of the Closing Date, in accordance with GAAP applied on a consistent basis with the past practice of the Companies.

4.27. FDA Regulatory Compliance.

(a) The Companies are, and have been at all times during the four (4) year period prior to the date hereof, in compliance with all applicable statutes, rules, regulations, standards, guidelines, policies, and orders administered or issued by FDA (“FDA Laws”) or any comparable Governmental Body, except where non-compliance has not been and would not be (individually or in the aggregate) material to the Companies or their businesses.

(b) To Seller’s knowledge, the Companies’ genetic screening and diagnostic testing activities are currently subject to the FDA’s exercise of enforcement discretion with respect to so-called “home brew” tests developed and utilized in clinical laboratories certified pursuant to the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), and, therefore, are not subject to active FDA regulation as of the date of this Agreement.

(c) The Companies have had no written communications with the FDA regarding regulatory non-compliance of their businesses, and are not subject to (i) any written notice or communication from the FDA or from any comparable Governmental Body alleging non-compliance with any FDA Laws, or (ii) any FDA inspection, FDA warning letter, FDA notice of violation letter, or response or commitment made to or with the FDA or with any comparable Governmental Body, and, to Seller’s knowledge, no such proceedings have been initiated.

4.28. Health Care Regulatory Compliance.

(a) Except as disclosed in Schedule 4.28(a) of the Disclosure Schedule, the Companies are, and have been at all times during the four (4) year period prior to the date hereof, in compliance with all applicable provisions of the civil False Claims Act (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the federal Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164), CLIA (42 U.S.C. § 263a, as amended, et seq.) and other relevant federal and state health care laws and the related regulations (collectively, “Government Health Care Laws”), except where non-compliance has not been and would not reasonably be expected to be (individually or in the aggregate) material to the Companies or their businesses.

(b) The Companies are, and have been at all times during the four (4) year period prior to the date hereof, in compliance with applicable requirements for laboratory licensure, accreditation, and certification requirements under applicable federal, state or foreign laws, except where non-compliance has not been and would not reasonably be expected to be (individually or in the aggregate) material to the Companies or their businesses.

(c) Neither of the Companies nor, to Seller’s knowledge, any of their respective officers, directors, employees, agents or consultants, or any other Person acting on behalf of either of the Companies: (i) is now, to Seller’s knowledge, under investigation with respect to a violation of any Government Health Care Laws; (ii) has been debarred, excluded or suspended from federal procurement or non-procurement programs; or (iii) to the knowledge of Seller, is the target or subject of any current or potential investigation relating to any Government Health Care Law-related offense.

(d) Neither the Companies nor, to Seller’s knowledge, any of their respective officers, directors, employees, agents, consultants or any other Person acting on behalf of either of the Companies has, on behalf of either Company, engaged in any activity that knowingly and willfully violates Government Health Care Laws, including, but not limited to, violation of federal or state false claims act laws, anti-kickback laws, or any activity that violates any state or federal law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services.

(e) Except as disclosed on Schedule 4.28(a), to the knowledge of Seller, no Person has filed or has threatened to file against either of the Companies an action under any federal or state whistleblower statute, including without limitation, the False Claims Act (31 U.S.C. § 3729 et seq.).

(f) The Companies are subject to a Corporate Integrity Agreement (a “CIA”) for a term of five (5) years from the effective date (September 20, 2006, unless otherwise specified) between Seller and the Office of the Inspector General of the United States Department of Health and Human Services to promote compliance with the statutes, regulations and written directives of Medicare, Medicaid, TRICARE, and other Federal Health Care Programs. Contemporaneously with the CIA, Seller entered into settlement agreements with certain states (“State Settlement Agreements”), and a settlement agreement, effective on or about September 21, 2006, with the United States of America and acting through the United States Department of Justice (“Federal Settlement Agreement”) pursuant to a qui tam action in the United States District Court for the District of Maryland captioned United States ex rel. Daniel M. Hall, MD v. Pediatrix Medical Group, Inc., Civil No. L-02-1805. To the extent applicable, the Companies and their respective officers, directors, employees, agents, consultants, and any Person acting on behalf of any of them, have been in compliance in all material respects with their respective requirements at all times during the term of the CIA, the State Settlement Agreements, and the Federal Settlement Agreement. Seller represents and warrants that the terms of the CIA shall not apply to Buyer or any of its Affiliates as a result of or in connection with the consummation of the transactions contemplated by this Agreement.

4.29. Government Contracts.

(a) Neither Company has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Body, and no such suspension or debarment has been initiated or, to the knowledge of Seller, threatened. Neither Company has been or is now being audited or investigated by the United States Government Accountability Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Body with which it is contracting or to which it is otherwise subject, the United States Department of Justice, the Office of the Inspector General of the United States or any department or agency of the United States, any state enforcement agency, or any prime contractor with a Governmental Body; nor, to the knowledge of Seller, has any such audit or investigation been threatened. Neither of the Companies has received written notice of (i) the suspension or debarment of either Company from bidding on contracts or subcontracts with any Governmental Body, or (ii) any claim (including any claim for return of funds to any Governmental Body) pursuant to an audit or investigation by any of the entities named in the foregoing sentence.

(b) Neither of the Companies has received written notice of any of the following with respect to any of the Companies’ contracts or subcontracts with any Governmental Body: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), or (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections); and Seller has no knowledge that funding may not be provided under any contract or subcontract with any Governmental Body in the upcoming federal fiscal year.

4.30. Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or in the certificate delivered pursuant to Section 8.3 contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller that the statements contained in this Section 5 are true and correct.

5.1. Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

5.2. Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by the Board of Directors of Buyer; and Buyer has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Buyer to consummate the transactions contemplated hereby.

5.3. Valid and Binding Agreement. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the entity before which enforcement is sought.

5.4. No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by Buyer, nor compliance with the terms and provisions of this Agreement on the part of Buyer, will, except as would not prevent or materially delay the Closing and the consummation of the transactions contemplated hereby, or result in the right of any Person other than Seller or any of its Affiliates to require post-Closing rescission of the transactions contemplated hereby: (a) violate the Certificate of Incorporation or By-Laws of Buyer, or any

statute or regulation of any Governmental Body, which affects and is or would reasonably be expected to be, individually or in the aggregate, material to Buyer; (b) require the issuance to Buyer of any authorization, license, consent or approval of any Governmental Body; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which Buyer is a party, or by which Buyer is bound, or constitute a default thereunder. Except for any required pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, authorization or approval of or filing with any Governmental Body, or any third party, will be required on the part of Buyer in connection with the consummation of the transactions contemplated hereby.

5.5. Purchase of Stock for Investment. Buyer will be acquiring ownership of the Stock for its own account, for investment purposes only, and not with a view to the resale or distribution thereof in violation of any applicable securities laws.

6.	SELLER’S OBLIGATIONS BEFORE THE CLOSING DATE.

Seller covenants and agrees that, from the date hereof until the Closing Date:

6.1. Access to Information.

(a) Each Company and Seller shall permit Buyer and its counsel, accountants and other representatives, upon reasonable advance notice to the subject Company, during normal business hours and without undue disruption of the business of such Company, to have reasonable access to all properties, books, accounts, records, contracts, documents and information relating to such Company (provided that such access to documents may be provided, as and to the extent appropriate, through a virtual data room). Buyer and its representatives shall also be permitted to freely consult with each Company’s counsel and officers concerning the business of such Company, and to conduct interviews with key employees of each Company, subject to such procedures as may reasonably be imposed by Seller. Seller shall, if requested by Buyer, introduce Buyer to customers and suppliers of the Companies for the purpose of facilitating the post-Closing integration of the Companies and its business into that of Buyer.

(b) Within fifteen (15) days after the end of each month for each month ending after the execution and delivery of this Agreement, Seller shall furnish to Buyer an unaudited combined income statement for such month and an unaudited combined balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the combined financial condition and results of operations of the Companies as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Companies.

6.2. Conduct of Business in Normal Course. Each Company shall carry on its business activities in the ordinary course of business and in substantially the same manner as heretofore conducted, shall comply in all material respects with applicable law, and shall not make or institute any unusual or novel methods of service, sale, purchase, lease, management, accounting or operation that will vary materially from those methods used by such Company as of the date hereof, without in each instance obtaining the prior written consent of Buyer.

6.3. Preservation of Business and Relationships. Each Company shall, without making or incurring any unusual commitments or expenditures, use its reasonable efforts to preserve its business organization intact and to preserve its present relationships with referral sources, clients, customers, suppliers and others having business relationships with it.

6.4. Maintenance of Insurance. Each Company shall continue to carry its existing insurance, to the extent obtainable upon reasonable terms.

6.5. Corporate Matters. Neither of the Companies shall, without the prior written consent of Buyer:

(a) amend its Articles of Incorporation or By-Laws or Certificate of Limited Partnership or Limited Partnership Agreement (as applicable) (provided that this Section 6.5(a) shall not limit either Company from taking the actions described in Section 6.8);

(b) issue any shares of its capital stock, any partnership interests or any other securities of either Company;

(c) issue or create any warrants, obligations, subscriptions, options, convertible Stock or other commitments under which any additional shares of its capital stock or additional partnership interests might be directly or indirectly issued;

(d) materially amend, cancel, modify, or waive any material rights or take any action that would constitute a material breach or default under any Material Contract or, except in the ordinary course of business, enter into or modify any new agreement that, if existing on the date of this Agreement, would constitute a Material Contract;

(e) except for salary increases and year-end bonuses disclosed in Schedule 6.5(e) of the Disclosure Schedule, pay, grant or authorize any salary increases or bonuses to any officer or employee, except in the ordinary course of business and consistent with past practice (including annual salary increases which took effect on October 1, 2007), and except for bonuses paid to the employees listed on Schedule 6.5(e), pay any bonus to any director, materially modify the employment terms of its directors, officers or employees, generally or individually, hire any new officers or (except in the ordinary course of business) any new employees or consultants or enter into any employment agreement, consulting agreement or management agreement or enter into, adopt or amend in any material respect any Employee Plan;

(f) except pursuant to commitments in effect on the date hereof which have been disclosed to Buyer in writing, or as otherwise set forth in Schedule 6.5(f) of the Disclosure Schedule, make any capital expenditure(s) or commitment(s), whether by means of purchase, lease or otherwise, or any operating lease commitment(s), in excess of $50,000 in the aggregate;

(g) sell, assign or dispose of any capital asset(s) with a net book value in excess of $10,000 as to any one item, or $50,000 in the aggregate as to all items for both Companies or acquire any assets or property (including any shares or other equity interests in any other corporation, partnership, association or other business organization or division thereof), other than purchases in the ordinary course of business;

(h) materially change its method of collection of accounts or notes receivable, or prepay any of its obligations or liabilities, other than prepayments to take advantage of trade discounts not otherwise inconsistent with or in excess of historical prepayment practices;

(i) split, combine or reclassify any shares of its capital stock or pay any dividends or distributions to Seller or any of its Affiliates; provided, that (i) Seller may continue to sweep and retain the Companies’ cash balances on a daily basis, and (ii) PSI and PSLP may transfer to Seller or any of its Affiliates (A) all inventory of products listed on Schedule 6.5(i)(A) of the Disclosure Schedule as of the Closing Date, and (B) the pending research and development activities, patent applications and license agreements listed in Schedule 6.5(i)(B) of the Disclosure Schedule;

(j) incur any indebtedness for money borrowed (including obligations in respect of capital leases) except from Seller (which indebtedness from Seller shall be discharged in full prior to Closing), or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for endorsements of negotiable instruments in the ordinary course of business; or make any loans, advances or capital contributions to, or investments in, any other Person (other than cash payments to Seller);

(k) subject any of its assets or properties, including Intellectual Property, to any Liens, other than Permitted Liens;

(l) forgive any liability or indebtedness owed to it by Seller or any of its Affiliates (except to the extent of any set-off against any liability or indebtedness owed by either of the Companies to Seller or any of its Affiliates);

(m) sell, assign, transfer, license or sublicense any Intellectual Property;

(n) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(o) make or change any Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, or file any amended return, settle or compromise any Tax liability, claim or assessment with regard to the Companies that would have a material adverse impact on Buyer and its subsidiaries (including, following the Closing, the Companies), taken together;

(p) institute or settle any action, suit, proceeding, claim, complaint, hearing, arbitration, inquiry or investigation before any Governmental Body or before any arbitrator, except for collection actions in the ordinary course of business consistent with past practice, and except for settlements that (i) impose only monetary payment obligations that are paid in full prior to the Closing or are accrued for as current liabilities (whether or not same constitute current liabilities in accordance with GAAP) in both the Preliminary Closing Net Working Capital Statement and in the final calculation of Net Working Capital as of the Closing Date pursuant to Section 3.2 above, and (ii) that include a full release of the Companies for all liabilities arising from, related to or otherwise in connection with the action, suit, proceeding, claim, complaint, hearing, arbitration, inquiry or investigation settled and the subject matter thereof (provided that the Buyer may not unreasonably withhold, condition or delay its consent to any other settlement covered by this Section 6.5(p));

(q) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Seller set forth in this Agreement becoming untrue in any material respect, or (ii) any of the conditions to the Closing set forth in Section 8 not being satisfied; or

(r) agree in writing or otherwise to take any of the foregoing actions.

In addition, prior to the Closing, Seller shall cause each of the Companies to (A) accept customer orders in the ordinary course of business, and (B) continue to make regularly scheduled payments pursuant to the terms of any contract with respect to any indebtedness of the Companies in existence as of the date of this Agreement.

6.6. Notice of Breaches. Prior to the Closing, Seller shall promptly deliver to Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement of Seller in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing if such representation, warranty or statement were made at such time. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

6.7 FIRPTA. At or prior to the Closing, Seller shall deliver to Buyer a certification that Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code. If Buyer does not receive either the notices or the certifications described above on or before the Closing Date, Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

6.8 Name Changes. Prior to the Closing, Seller shall take all actions necessary (including, without limitation, all corporate and limited partnership action, action of the board of directors or similar governing body, action of equity holders and execution by officers or other authorized persons) to allow for the filing by Seller (pursuant to the authorization described in Section 9.7) with the Secretary of the Commonwealth of Pennsylvania of amendments of the certificate of incorporation and certificate of limited partnership (as applicable) of the Companies to make no change other than to change the legal name of PSI to “PerkinElmer Genetics, Inc.” and the legal name of PSLP to “PerkinElmer Genetics, L.P.” (such amendments, the “Name Change Amendments”).

7.	ADDITIONAL AGREEMENTS OF THE PARTIES.

7.1. Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon either party under applicable stock exchange rules or state or federal securities or antitrust laws, it is expressly understood and agreed by Buyer and Seller that prior to Closing (a) this Agreement, the Disclosure Schedule and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and (b) all non-public financial information, business records and other non-public information concerning Seller, the Companies or Buyer which any of Buyer, the Companies and Seller or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by Buyer, the Companies and Seller and their respective representatives, and shall not be disclosed to any Person that is not associated or affiliated with any of Buyer, the Companies and Seller and involved in the transactions contemplated hereby, without the prior written approval of Seller or Buyer, as applicable. Prior to Closing, neither party shall issue any press release or other public announcement regarding the transactions contemplated hereby unless required by applicable stock exchange rules or state or federal securities laws without the prior approval of the other party (such approval not to be unreasonably withheld or delayed). In the event that the transactions contemplated hereby shall not be consummated for any reason, each of Buyer, the Companies and Seller covenants and agrees that neither they nor their respective representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue or destroyed, at the election of the recipient). This Section 7.1 shall be an addition to the agreements of the parties contained in that certain Confidentiality Agreement between the Parties dated as of December 28, 2005 and as amended by agreement dated December 15, 2006 (collectively, the “Confidentiality Agreement”).

7.2. Consents and Approvals and HSR Act.

(a) Each party shall use its reasonable best efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Bodies, and to effect all registrations, filings and notices with or to Governmental Bodies, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. In the event that pre-merger notification under the HSR Act is required in respect of the transactions contemplated by this Agreement, the parties shall cooperate with one another so as to effect simultaneous filings by the parties, with each party requesting, in its filing, early termination of the applicable waiting period. In the event of any request for additional information by the Department of Justice or the Federal Trade Commission, the subject party shall promptly notify the other party of the particulars thereof and shall provide the requested information. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of Buyer, any of its Affiliates, or the Companies. All filing fees payable in respect of such HSR Act filings shall be divided equally between Buyer and Seller.

(b) Seller shall use its reasonable best efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are listed or required to be listed in the Disclosure Schedule.

7.3. Non-Interference. Each party shall use all reasonable efforts to perform its respective pre-Closing covenants hereunder and to fulfill the conditions precedent provided in this Agreement (to the extent within such party’s control). Neither of the parties shall cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect, or would cause the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Sections 8 and 9 below not to be satisfied.

7.4. Additional Agreements.

(a) The parties shall work together in good faith to negotiate, execute and deliver the following agreements: (i) a non-exclusive, non-assignable (except by operation of law), non-sublicenseable, perpetual, worldwide, royalty-free license by Seller to the Companies, Buyer and Buyer’s subsidiaries to utilize in the Business from and after the Closing Date, in a manner generally consistent with the use thereof in the Business on the date of this Agreement, all Intellectual Property owned by Seller and/or its subsidiaries relating to the detection of thyroxine (T4) by mass spectroscopy, including, without limitation, the Intellectual Property specified on Schedule 7.4(a)(i) of the Disclosure Schedule, (ii) if determined to be necessary or desirable, a non-exclusive, non-assignable (except by operation of law), non-sublicenseable, perpetual, worldwide, royalty-free license by the applicable Companies to the Seller and its subsidiaries to utilize from and after the Closing Date, in a manner generally consistent with the use thereof by the Seller and its subsidiaries on the date of this Agreement, all Intellectual Property owned by the Companies as of the Closing relating to the preparation and administration of total parenteral nutrition (TPN) (as defined below), including, without limitation, the Intellectual Property specified on Schedule 7.4(a)(ii) of the Disclosure Schedule, and (iii) an agreement by PSI to provide services to Seller and its subsidiaries from and after the Closing Date for (A) the SoundGene Test (as defined below), and (B) the services heretofore provided by PSI to Obstetrix Medical Group, Inc. pursuant to the clinical trial agreements and investigative site agreements listed in Schedule 4.22 of the Disclosure Schedule, in each case in a manner generally consistent with such services as performed by PSI on the date of this Agreement, at a pricing structure to be mutually agreed by Buyer and Seller.

(b) The parties agree that if the parties have worked together in good faith as required by Section 7.4(a), the failure to have completed the negotiation or execution and delivery of any agreements specified in Section 7.4(a) shall not be a condition to Closing, and that if the Closing occurs prior to the completion of such negotiation, execution and delivery of any such agreements, the parties agree to continue following the Closing to work together in good faith as provided by Section 7.4(a).

(c) As used in this Agreement, “total parenteral nutrition” or “TPN” means the practice of feeding a person by injection (including, without limitation, intravenously).

(d) As used in this Agreement, “SoundGene Test” means a screening test that identifies the genetic and/or viral causes of hearing loss specified on Schedule 7.4(d) of the Disclosure Schedule.

7.5. Certain Payments. Seller shall pay or cause to be paid, on a prompt basis, through the Closing Date, all amounts described in item (i) and items (iii) through (vii) of item 6 of Schedule 1.7 of the Disclosure Schedule, in respect of periods through the Closing Date.

8.	CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE.

The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Buyer:

8.1. Accuracy of Representations and Warranties. All representations and warranties made by Seller in this Agreement that are qualified as to materiality and the representations made by Seller in Section 4.1 shall be true and correct in all respects, and all other representations and warranties made by Seller in this Agreement shall be true and correct in all material respects, on and as of the Closing Date as though such representations and warranties were made on and as of that date.

8.2. Performance. Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller on or before the Closing Date, including, without limitation, all covenants and agreements described in Sections 6 and 7 of this Agreement.

8.3. Certification. Buyer shall have received a certificate, dated the Closing Date, signed by a duly authorized officer of Seller, certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Sections 8.1 and 8.2 above have been fulfilled.

8.4. Absence of Litigation. Except as disclosed in Schedule 4.20, no action, suit or proceeding by or before any court or any Governmental Body, against Buyer, Seller or either Company or pertaining to the transactions contemplated by this Agreement or their consummation, shall be pending or threatened in writing on the Closing Date wherein an unfavorable judgment, order, decree, stipulation or injunction would (a) prevent consummation of the transactions contemplated by this Agreement, (b) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (c) have, individually or in the aggregate, a Material Adverse Effect or impair the ability of Seller to transfer and deliver to Buyer all of the Stock free and clear of all Liens whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

8.5. Consents; Releases. All necessary waivers, permits, consents, approvals or other authorizations set forth on Schedule 8.5 of the Disclosure Schedule and under any applicable U.S. or foreign antitrust laws and all other waivers, permits, consents, approvals or other authorizations, registrations, filings and notices, which are necessary for the consummation of the transactions contemplated by this Agreement or are material to the conduct of the

Companies’ businesses, shall have been obtained and true and complete copies thereof delivered to Buyer; provided, however, that with respect to filings under the HSR Act, this condition shall be deemed satisfied upon the expiration of the applicable waiting period without governmental action or upon official notification of the early termination of such waiting period. All Liens on the Securities and all Liens on either Company’s assets securing indebtedness for money borrowed of Seller or the Companies (as listed on Schedule 4.9) shall have been terminated and released, and all Tax-sharing and Tax indemnity agreements between Seller and the Companies shall have been terminated; and evidence thereof, in form and substance reasonably satisfactory to Buyer, shall have been delivered to Buyer.

8.6. Settlement of Affiliate Obligations. All debts, liabilities and other monetary obligations owed (a) to either Company on the Closing Date by Seller and/or any of Seller’s Affiliates, and (b) by either Company on the Closing Date to Seller and/or any of Seller’s Affiliates shall have been fully satisfied such that no such Affiliate obligations of either Company, the Seller or the Seller’s Affiliates shall be outstanding on and after the Closing Date.

8.7. No Material Adverse Change. There shall not have occurred any change, event, circumstance, development or condition which, individually or taken together with all other changes, events, circumstances, developments and conditions, has had, or could reasonably be expected in the future to have, a Material Adverse Effect, except for matters resulting from adverse changes in economic conditions affecting businesses and economic conditions in the United States generally that do no have a disproportionate impact on the Companies.

8.8. Resolutions. Buyer shall have received certified resolutions of the Board of Directors of Seller in form reasonably satisfactory to counsel for Buyer, authorizing Seller’s execution, delivery and performance of this Agreement and all other actions to be taken by Seller hereunder.

8.9. Transition Services Agreement. Buyer and PSI shall have received a counterpart of the Transition Services Agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”) executed by Seller.

8.10. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Buyer and its counsel. Seller shall have submitted to Buyer or its representatives for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Companies which Buyer may have requested in connection with said transactions.

9.	CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE.

The obligations of Seller to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by Seller:

9.1. Accuracy of Representations and Warranties. All representations and warranties made by Buyer in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date , in each case, other than any failure of a representation or warranty to be true and correct that would not (a) prevent or materially delay the Closing and the consummation of the transactions contemplated hereby, or (b) result in the right of any Person other than Seller or any of its Affiliates to require post-Closing rescission of the transactions contemplated hereby.

9.2. Performance. Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer on or before the Closing Date, including without limitation, satisfaction of all of Buyer’s covenants and agreements contained in Section 7 of this Agreement.

9.3. Certification. Seller shall have received a certificate, dated the Closing Date, signed by a duly authorized officer of Buyer certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in Sections 9.1 and 9.2 above have been fulfilled.

9.4. Absence of Litigation. No action, suit or proceeding by or before any court or any Governmental Body, pertaining to the transactions contemplated by this Agreement or their consummation, shall be pending on the Closing Date, which action, suit or proceeding would, if determined adversely, impair the ability of Buyer to pay the Consideration.

9.5 Consents. All necessary disclosures (if required to be made by Buyer or any of its Affiliates) to and agreements and consents of any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to Seller; provided, however, that with respect to filings under the HSR Act, this condition shall be deemed satisfied upon the expiration of the applicable waiting period without governmental action or upon official notification of the early termination of such waiting period.

9.6. Resolutions. Seller shall have received certified resolutions of the Board of Directors of Buyer in form reasonably satisfactory to counsel for Seller, authorizing Buyer’s execution, delivery and performance of this Agreement and all other actions to be taken by Buyer hereunder.

9.7. Name Changes. Provided that Seller shall have complied with its obligations pursuant to Section 6.8 (and if Seller shall not have done so, then the condition in this Section 9.7 shall be deemed automatically waived by Seller), Buyer shall have delivered to Seller a letter, signed by an officer of Buyer, making reference to this Agreement and the defined terms used herein and then stating that “Seller is hereby authorized to file the Name Change Amendments with the Secretary of the Commonwealth of Pennsylvania on the Closing Date or up to ten business days after the Closing Date.”

9.8. Proceedings and Instruments Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Seller and its counsel.

10.	CLOSING.

10.1. Place and Date of Closing. Unless this Agreement shall be terminated pursuant to Section 11 below, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greenberg Traurig LLP, or such other location as shall be agreed upon by the parties, at 10:00 A.M. local time, on the date which is five (5) business days after the satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Sections 8 and 9) (provided, that if such date is on or after the 15th day of the subject calendar month, then the Closing shall occur on the last business day of such calendar month), or such later date as may be mutually agreeable to the parties (the date of the Closing being referred to in this Agreement as the “Closing Date”).

10.2. Actions at Closing. On the Closing Date, simultaneous with the Closing, the parties shall make all payments and deliveries stated in this Agreement to be made at the Closing and/or on or prior to the Closing Date, as set forth herein.

11.	TERMINATION OF AGREEMENT.

11.1. General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, if, by March 31, 2008 (subject to reasonable extension, but not beyond September 30, 2008, to the extent required in order to complete compliance with the HSR Act) (as so extended, the “Outside Closing Date”), the conditions set forth in Section 8 above shall not have been satisfied, complied with or performed (unless such failure of satisfaction, compliance or performance is the result, directly or indirectly, of any breach of this Agreement on the part of Buyer), and Buyer shall not have waived such failure of satisfaction, compliance or performance;

(c) by Seller if, by the Outside Closing Date, (i) the conditions set forth in Section 9 above shall not have been satisfied, complied with or performed (unless such failure of satisfaction, compliance or performance is the result, directly or indirectly, of any breach of this Agreement on the part of Seller), and Seller shall not have waived such failure of satisfaction, compliance or performance, or (ii) Buyer shall have failed to consummate the transactions contemplated by this Agreement unless (A) such failure is due to the conditions set forth in Section 8 above not having been satisfied, complied with or performed (unless such failure of satisfaction, compliance or performance is the result, directly or indirectly, of any breach of this Agreement on the part of Buyer), and (B) the failure to satisfy, comply with or perform such conditions, or the consummation of the Closing and operation of the Business following the Closing without satisfaction, compliance with or performance of such conditions, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) by Buyer, if Seller has knowingly and intentionally breached or failed to comply with its warranties, representations or obligations under this Agreement for the purpose of avoiding or delaying the consummation of the Closing, such that any of the conditions set forth in Section 8 would not reasonably be expected to be satisfied; or

(e) by Buyer, for any reason or for no reason, at any time on or prior to the Outside Closing Date.

11.2. Effect of Termination. In the event of termination of this Agreement pursuant to this Section 11, prompt written notice shall be given by the terminating party to the other party, and, unless the party seeking to terminate this Agreement shall have no right to do so, neither party to this Agreement shall have any further liability to the other, except as provided in Section 7.1 above or (if applicable) Section 11.3 below.

11.3. Break-Up Fee. Notwithstanding the provisions of Section 11.2, in the event that (a) Seller terminates this Agreement pursuant to clause (i) of Section 11.1(c) under circumstances where (i) the failure to satisfy, comply with or perform any of the conditions set forth in Section 9 above shall arise by reason of a default by Buyer of any of its obligations under this Agreement or the failure by Buyer to use commercially reasonably efforts to satisfy, comply with or perform such condition if such condition could have been satisfied, complied with or performed through Buyer’s commercially reasonable efforts, and (ii) the failure to satisfy, comply with or perform such condition is or would reasonably be expected to have a material adverse effect on the assets, business, results of operations or condition (financial or otherwise) of Seller and its subsidiaries, taken as a whole, upon or after the Closing, (b) Seller terminates this Agreement pursuant to clause (ii) of Section 11.1(c) and as of such date Seller is ready, willing and able to effect the Closing (subject to any required performance by Buyer in order to satisfy any of conditions set forth in Section 9) but Buyer fails to effect the Closing for any reason (or for no reason), (c) Buyer terminates this Agreement pursuant to Section 11.1(b) in circumstances where (i) Buyer has not consummated the transactions contemplated by this Agreement as a result of the conditions set forth in Section 8 above not having been satisfied, complied with or performed (and such failure of satisfaction, compliance or performance is not the result, directly or indirectly, of any breach of this Agreement on the part of Buyer), and (ii) the failure to satisfy, comply with or perform such conditions, or the consummation of the Closing and operation of the Business following the Closing without satisfaction, compliance with or performance of such conditions, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (d) Buyer terminates this Agreement pursuant to Section 11.1(e), then Buyer shall pay to Seller, by wire transfer of immediately available funds, the sum of $2,000,000 (the “Break Up Fee”) promptly after the date of the event giving rise to such payment obligation, which payment shall constitute liquidated damages and shall be Seller’s sole and exclusive remedy for any such termination. Notwithstanding anything to the contrary in clauses (b) or (c) of this Section 11.3, no Break Up Fee shall be required to be paid by Buyer pursuant to this Section 11.3 if, at the time of termination of this Agreement, either (A) the applicable waiting period under the HSR Act has not expired without governmental action and same is not the result of any failure by Buyer to use commercially reasonable efforts to pursue and obtain HSR Act clearance, or (B) a consent under or amendment to the Credit Agreement entered into as of July 30, 2004, between Seller and its Material Subsidiaries and Bank of America, N.A., as amended, has not been effected releasing the Companies as guarantors thereunder, and releasing the Companies of all liabilities and obligations thereunder.

12.	INDEMNIFICATION.

12.1. General.

(a) From and after the Closing Date, Seller shall defend, indemnify and hold harmless Buyer from, against and in respect of any and all claims, losses (including lost profits), costs, expenses, obligations, debts, liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys’ fees, that Buyer or either Company may incur, sustain or suffer (collectively “Buyer Losses”) as a result of:

(i) any breach or inaccuracy, as of the Closing Date, of any representation or warranty of Seller contained in this Agreement or in the certificate delivered pursuant to Section 8.3;

(ii) any failure to perform any covenant or agreement of Seller contained in this Agreement;

(iii) the termination by PSI of the Agreement dated November 24, 2004 by and between PSI and Pharma Strategies, Ltd. (“Pharma”);

(iv) the litigation captioned Pediatrix Screening, Inc. and Pediatrix Screening, LP v. TeleChem International, Inc., t/d/b/a Arrayit.com, Civil Action No. 01-2226 in the Civil Division of the United States District Court for the Western District of Pennsylvania, or any other Buyer Losses resulting from the subject matter thereof;

(v) any claim(s) brought against either of the Companies subsequent to the date hereof by any former stockholder of the Companies, claiming in his, her or its capacity as a former stockholder (other than any claim(s) by Seller under this Agreement);

(vi) any claims of professional liability relating to any professional service provided by the Business or either Company subsequent to the consummation of the transactions pursuant to the 2003 Agreement (as such term is defined in Section 12.2(a) below) and prior to the Closing Date;

(vii) any workers compensation-type claims against either Company relating to an occurrence prior to the Closing; or

(viii) any inability of either Company to comply following the Closing with any obligation of either Company pursuant to any contract (whether written or oral) to which either Company is a party as of the Closing (including, without limitation, any contract relating to T4, TPN or SoundGene Test), to the extent such inability to comply results from the Company’s failure immediately following the Closing to own or have a valid right to use any physical or intangible assets (including, without limitation, Intellectual Property) owned or held by Seller or any of its Affiliates.

(b) From and after the Closing Date, Buyer shall defend, indemnify and hold harmless Seller from, against and in respect of any and all claims, losses (including lost profits), costs, expenses, obligations, debts, liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys’ fees, that Seller may incur, sustain or suffer (collectively, the “Seller Losses”) as a result of:

(i) any breach or inaccuracy, as of the Closing Date, of any representation or warranty of Buyer contained in this Agreement or in the certificate delivered pursuant to Section 9.3; or

(ii) any failure to perform any covenant or agreement of Buyer contained in this Agreement.

(c) Buyer Losses or Seller Losses are hereinafter referred to as “Losses”, as they relate to the applicable party or parties in Sections 12.3 and 12.4 below. Any calculation of Losses (whether Buyer Losses or Seller Losses) shall in each case be calculated net of any net Tax benefits actually realized by the indemnified party relating to or as a result of the subject Losses (after giving effect to any required indemnification payment hereunder). To the extent that the subject matter of any claim for indemnification hereunder is within the coverage of any insurance maintained by the indemnifying party (including, without limitation, professional liability coverage), then the indemnified party shall cooperate in all reasonable respects with the indemnifying party’s insurers with respect to the underlying subject matter. Upon final payment in respect of any indemnification claim hereunder, the indemnifying party shall (subject to any applicable limitations of any applicable insurance policy) be subrogated to any claims of the indemnified party against any third person(s) relating to the subject matter of the subject indemnity claim, and the indemnified party shall promptly execute and deliver any and all agreements and documents as may reasonably be requested by the indemnifying party to confirm and give effect to such subrogation. Any indemnification payments in respect of Buyer Losses shall be treated as an adjustment to the Adjusted Consideration.

(d) It is the intention of the parties that, although “materiality” qualifications will be considered in determining whether there exists an indemnifiable claim hereunder, for purposes of determining the amount of the Losses for which any party is entitled to be indemnified pursuant to this Section 12 with respect to any breach or inaccuracy of any representation or warranty, any “materiality” qualification in any representation and warranty shall be ignored.

12.2. Limitations on Certain Indemnity.

(a) Anything elsewhere contained in this Agreement to the contrary notwithstanding, Seller makes no representations or warranties with respect to any matters relating to the Business which occurred or existed prior to the consummation of the transactions contemplated by the Purchase Agreement dated as of May 13, 2003 (the “2003 Agreement”) by and among the Companies, the prior owners of the Companies and Pediatrix Medical Group (NGS), Inc. (which entity has been merged with and into PSI), and Buyer shall look solely to PSI’s indemnification rights under the 2003 Agreement with respect to any such matters (subject to and in accordance with the provisions of the 2003 Agreement and any limitations contained therein); provided, however, that this Section 12.2(a) shall not apply to any matters of which the Seller has knowledge as of the date hereof or as of the Closing Date.

(b) Seller shall not be liable to Buyer with respect to Buyer Losses unless and until, and then only to the extent that, the aggregate amount of all Buyer Losses with respect thereto shall exceed the sum of $1,000,000 (the “Basket”). Seller shall thereafter be liable for all Buyer Losses in excess of the Basket, up to a maximum aggregate amount of $35,000,000 (the “Cap”). In no event and under no circumstances shall Seller be liable for any Buyer Losses in an aggregate amount in excess of the Cap; provided, however, that the limitations set forth in this Section 12.2(b) shall not apply to (i) claims based on proven fraud, (ii) any claim relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2 or 4.4, (iii) any claims under Sections 12.1(a)(iii), 12.1(a)(iv), 12.1(a)(v), 12.1(a)(vii) or 12.1(a)(viii) above, or (iv) any claim pursuant to Section 13. In addition, to the extent that any Buyer Losses are addressed through any adjustments pursuant to Section 3.2 above, such Buyer Losses shall not be the subject of any claim for indemnification under this Section 12.

(c) Buyer shall be entitled to indemnification by Seller for Buyer Losses only in respect of claims for which a Notice of Claim (as hereinafter defined) shall have been given to Seller on or before that date which is eighteen (18) months after the Closing Date; provided, that (i) the limitations set forth in this Section 12.2(c) shall not apply to any claim relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2 or 4.4 above, or any claim pursuant to Sections 12.1(a)(iii), 12.1(a)(iv) or 12.1(a)(v) above, (ii) with respect to Buyer Losses relating to a breach of any warranties relating to Tax matters covered by Section 4.8 above, the duration of such indemnity shall be with respect to claims asserted prior to the expiration of the final statute of limitations for the subject Tax reports and Tax Returns covered by the warranties under Section 4.8 above, (iii) with respect to Buyer Losses arising by reason of any breach by Seller of any of its covenants under Section 15 below, the duration of such indemnity shall be with respect to and limited to claims asserted within the lesser of (A) one (1) year after the stated period during which the subject Section 15 covenant is effective, or (B) the applicable statute of limitations, and (iv) the limitations set forth in this Section 12.2(c) shall not apply to any claim pursuant to Section 13.

(d) Buyer shall not be liable to Seller with respect to Seller Losses unless and until, and then only to the extent that, the aggregate amount of all Seller Losses with respect thereto shall exceed the Basket. Buyer shall thereafter be liable for all Seller Losses in excess of the Basket, up to a maximum aggregate amount of the Cap. In no event and under no circumstances shall Buyer be liable for any Seller Losses in an aggregate amount in excess of the Cap; provided, however, that the limitations set forth in this Section 12.2(d) shall not apply to (i) claims based on fraud or knowing misrepresentation, (ii) any claim relating to a breach of the representations and warranties set forth in Sections 5.1, 5.2 or 5.3, or (iii) any claim pursuant to Section 13.

(e) Seller shall be entitled to indemnification by Buyer for Seller Losses only in respect of claims for which a Notice of Claim shall have been given to Buyer on or before that date which is eighteen (18) months after the Closing Date; provided, that the limitations set forth in this Section 12.2(d) shall not apply to any claim relating to a breach of the representations and warranties set forth in Sections 5.1, 5.2 or 5.3.

(f) Except as otherwise specified in this Section 12.2 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms. If either party delivers to the other party, before expiration of the applicable claims period, a claim notice based upon a breach of such representation, warranty, covenant or agreement, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. The rights to indemnification set forth in this Section 12 shall not be affected by (i) any investigation conducted by or on behalf of Buyer or Seller or any knowledge acquired (or capable of being acquired) by Buyer or Seller, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy of or noncompliance with any representation, warranty, covenant or obligation which is subject to indemnification hereunder, or (ii) any waiver by Buyer or Seller of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

(g) Except for claims based on fraud and any equitable remedies which may be obtained in accordance with Section 15.5 below, the indemnification provisions of this Section 12 and Section 13 shall be the parties’ sole and exclusive remedy subsequent to the Closing in respect of any breach or alleged breach of this Agreement.

12.3. Resolution of Disputes.

(a) Whenever a claim shall arise for which either party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party’s first receipt of notice of, or the indemnified party’s obtaining actual knowledge of, such claim (a “Notice of Claim”), and in any event within such shorter period as may be necessary for the indemnifying party to take appropriate action to resist such claim. No delay or failure on the part of the indemnified party in so notifying the indemnifying party shall relieve the indemnifying party of any liability or obligation hereunder except to the extent of any actual prejudice suffered by the indemnifying party as a result of such failure or delay, or any damage or liability caused by or arising out of such delay or failure. Such Notice of Claim shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom.

(b) In the event of any dispute relating to indemnification hereunder, neither party shall bring any legal action thereon (unless required in order to avoid expiration of any applicable statute of limitations) unless such dispute is not settled or compromised within thirty (30) days after both parties’ receipt of the subject claim.

12.4. Right to Defend.

(a) Subject to Section 13, if the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party shall be entitled (without prejudice to the indemnified party’s right to participate at its own expense through counsel of its own choosing), at the indemnifying party’s expense and through counsel of its own choosing (who shall be reasonably acceptable to the indemnified party), to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party; provided, that except with respect to third party actions for which indemnification is provided in Sections 12.1(a)(iii) and/or 12.1(a)(iv) (as to which Seller shall have the absolute right to control the defense of such actions), (a) the indemnifying party may only assume control of such defense if (i) it acknowledges in writing to the indemnified party that all or any substantial portion of the subject matter of or, if awarded, relief sought in the particular claim may appropriately be the subject of an indemnification claim hereunder (provided that such acknowledgement shall be without prejudice to any fact thereafter discovered or fact or circumstance thereafter arising which would cause a determination that the indemnifying party does not have liability to indemnify for all or a portion of the Losses incurred by the indemnified party in the subject third party action), and (ii) if the Cap is applicable to such third party claim, the amount of damages sought in such third party claim (or, if no specific amount of damages is demanded, or if the amount demanded is patently arbitrary, then a good faith estimate by the parties of the potential damages for which the indemnifying party may be liable hereunder), taken together with the estimated costs of defense thereof and the amount (determined in accordance with this Section 12.2(a)(ii)) of any other unresolved claims for indemnification then pending as to which the Cap is applicable, is less than 200% of the then remaining unused portion of the Cap applicable to the indemnifying party’s liability under this Section 12, and (b) the indemnifying party may not assume control of the defense of any third party claim involving criminal liability or in which equitable relief is sought against the indemnified party.

(b) If the indemnifying party does not, or is not permitted under the terms hereof to, so assume control of the defense of a third party claim, the indemnified party shall control such defense. The party that does not control such defense (the “Non-controlling Party”) may participate in such defense at its own expense. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such third party claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such third party claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such third party claim. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a third party claim shall be considered Losses for purposes of this Agreement if (i) the indemnified party controls the defense of such third party claim pursuant to the terms of Section 12.4(a), or (ii) the indemnifying party assumes control of such defense and the indemnified party reasonably concludes that the indemnified party and the indemnifying party have conflicting interests or different defenses available with respect to such third party claim. Seller shall not agree to any settlement of, or the entry of any judgment arising from, any third party claim without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of Buyer shall not be required if Seller agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of Buyer from further liability and has no other adverse effect on Buyer. Except as provided in Section 12.4(c) below, Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such third party claim without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding the other provisions of this Section 12.4, if a third party asserts (other than by means of a lawsuit) that Buyer, either Company or any Affiliate thereof is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which Buyer may be entitled to indemnification pursuant to this Section 12, and Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) Buyer shall be entitled to satisfy such obligation, without prior notice to or consent from Seller, (ii) Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Section 12, and (iii) Buyer shall be reimbursed, in accordance with the provisions of this Section 12, for any such Losses for which it is entitled to indemnification pursuant to this Section 12 (subject to the right of Seller to dispute both Buyer’s entitlement to indemnification and the amount for which it is entitled to indemnification, under the terms of this Section 12).

12.5. Access to Records. In connection with the investigation and/or defense of any indemnification claims or any third party claims which may give rise to any indemnification obligations hereunder, Buyer shall permit Seller and its representatives to have access to, and to the make copies and extracts of, all relevant books and records of the Companies, all during normal business hours and at the Companies’ offices, such access to be in a manner that does not unreasonably interfere with the operation of the businesses of the Companies.

12.6. No Right of Contribution. Seller shall not have any right of contribution against either Company with respect to any breach by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement.

13.	TAX MATTERS

13.1. Preparation and Filing of Tax Returns; Payment of Taxes.

(a) Seller shall prepare and timely file or shall cause to be prepared and timely filed or, if necessary, submit to Buyer for filing (i) all Tax Returns for Seller for all Taxable periods through the close of the Tax year in which the Closing Date occurs, (ii) all Tax Returns relating to any income Taxes of each Company for all Taxable periods that end on or before the Closing Date, and (iii) all other Tax Returns of each Company required to be filed (taking into account extensions) prior to the Closing Date. Seller shall make or cause to be made all payments required with respect to any such Tax Returns.

(b) Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for each Company and shall make all payments required with respect to any such Tax Returns; provided, however, that, in the case of Taxes other than income Taxes, to the extent that the aggregate payments by Buyer in respect of periods prior to the Closing Date does not match the reserve for Taxes reflected in the final Closing Net Working Capital Statement, the parties shall, promptly following the completion of payments under Tax Returns for periods which include both pre-Closing and post-Closing times, effect settlement and payment between each other such that the amount actually paid by or charged to Seller for Taxes paid subsequent to the Closing in respect of pre-Closing periods equals the amount of such reserve.

(c) Any Tax Return to be prepared and filed for Taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return. Buyer shall provide Seller with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Seller) at least 20 days prior to the filing of such Tax Return, and Buyer shall consider in good faith any adjustment or corrections suggested by Seller prior to the due date of such Tax Return.

13.2. Allocation of Certain Taxes.

(a) Buyer and Seller agree that if either Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a Taxable period, Buyer and Seller shall treat such day as the last day of a Taxable period. Buyer and Seller agree that they will treat each Company as if it ceased to be part of the affiliated group of corporations of which Seller is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

(b) The portion of any Taxes for a Taxable period beginning before and ending after the Closing Date allocable to the portion of such period ending on the Closing Date shall be determined in accordance with the applicable regulations promulgated under the Code.

(c) For clarity, Buyer and Seller agree that, subject to Buyer’s payment to Seller of the Tax Adjustment Amount, all Taxes resulting from a Section 338(h)(10) election made pursuant to Section 13.5 are the obligation of, and will be paid by, Seller.

13.3. Cooperation on Tax Matters; Tax Audits.

(a) Buyer and Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns and the conduct of all Tax audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to either Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include, without limitation, provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing authority which relate to either Company, and providing copies of all relevant Tax Returns to the extent related to either Company, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing authority and records concerning the ownership and Tax basis of property, which the requested party may possess. Buyer and Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(b) In the event of any Tax audit, dispute, claim for refund, contest or similar proceeding, Buyer and Seller shall have the respective rights and obligations relating to the conduct of such proceeding as set forth in Section 12.4; provided, however, that (i) in no event shall Seller be entitled to settle or otherwise resolve any dispute with a Governmental Body regarding Taxes without the express written consent of Buyer (which shall not be unreasonably withheld) if Buyer determines in good faith that any proposed resolution of the dispute would have potentially adverse consequences to Buyer or either of the Companies (provided, however, that if Buyer withholds its consent, Buyer’s claim for indemnification shall not exceed the amount for which the dispute could have been settled), and (ii) in no event shall Buyer settle or resolve any such dispute regarding Taxes without the express prior written consent of Seller (which shall not be unreasonably withheld) if Seller determines in good faith that the proposed resolution of the dispute would have potentially adverse consequences to Seller.

13.4. Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving either Company shall be terminated prior to the Closing Date and, after the Closing Date, Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

13.5. Section 338(h)(10) Election. If Buyer elects by delivery of written notice to the Seller on or before the date that is 150 days prior to the last date on which an election pursuant to Section 338(h)(10) can be made with respect to the purchase of Stock contemplated by this Agreement, Seller will, subject to this Section 13.5, join with Buyer in making a Section 338(h)(10) election with respect to the purchase and sale of the Stock. Buyer and Seller shall cooperate fully in the making of such Section 338(h)(10) election. In particular, and not by way of limitation, in order to effect such Section 338(h)(10) election, Buyer and Seller shall jointly execute, on or prior to the Closing Date, IRS Form 8023 and all attachments required to be filed therewith pursuant to the applicable United States Treasury regulations section. Such Form 8023 and attachments shall be held by Buyer and shall, subject to payment to the Seller in accordance with the last sentence of this Section 13.5, be filed by Buyer on behalf of itself and Seller in accordance with, and within the time prescribed by, Section 338 of the Code and the regulations thereunder. Buyer and Seller agree to report the transaction for Tax purposes in a manner consistent with the making of such Section 338(h)(10) election. In the event that Buyer proposes to cause an election pursuant to Section 338(h)(10) of the Code to be made in accordance with this Section 13.5, Buyer shall, at least 150 days prior to the last date on which such election can be made, prepare and deliver to Seller a schedule (the “Allocation Schedule”) pursuant to which the “aggregate deemed sales price” (within the meaning of Treasury Regulation Section 1.338-4) is allocated among the assets of Seller in accordance with Treasury Regulation Section 1.338-6 and 1.338-7. If Seller objects to any portion of the Allocation Schedule, it shall notify Buyer in writing within forty-five (45) days of the original receipt of the Allocation Schedule by Seller, failing which the Allocation Schedule shall become final. If Seller timely notifies Buyer of its objection to any portion or portions of the Allocation Schedule originally delivered to Seller, the dispute resolution procedures set forth in Section 3.2(d) shall apply (and, in connection therewith, the Neutral Accountant shall be instructed to complete its analysis and render its decision not less than sixty (60) days prior to the last date on which the Section 338(h)(10) election can be made). The parties agree to file all state and federal income Tax Returns in a manner consistent with the Allocation Schedule as finalized to reflect the resolution of any timely filed objections by the Seller. As a condition to the filing of any Section 338(h)(10) election, Buyer shall pay to Seller, in immediately available funds at or prior to the filing the Section 338(h)(10) election, as additional Consideration, an amount such that the net after-Tax amount realized by Seller, after taking into account the amount received by Seller under this sentence, is equal to the amount Seller would have realized in the absence of a Section 338(h)(10) election (the “Tax Adjustment Amount”); and Seller shall provide to Buyer, within forty-five (45) days after receipt of the proposed Allocation Schedule, a reasonably detailed calculation of the Tax Adjustment Amount required to be paid by Buyer hereunder (the “Tax Adjustment Calculation”) (which, if disputed, shall immediately be submitted for resolution in a manner consistent with the procedures set forth in Section 3.2(d) above and this Section 13.5). The agreed Tax Adjustment Calculation shall be final and binding on the parties with regard to the Tax Adjustment Amount required to be paid by Buyer to Seller. Anything elsewhere contained in this Section 13.5 to the contrary notwithstanding, Buyer may withdraw its proposal to file a Section 338(h)(10) election at any time prior to the filing thereof.

13.6. Scope of Section 13. Any claim by either party relating to a breach by the other party of its obligations under this Section 13 shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Section 12 above. Notwithstanding the foregoing or any other term or condition of this Section 13, (a) claims for a breach of an obligation under this Section 13 may be made by a party at any time prior to the 60th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (b) to the extent there is any inconsistency between the terms of Section 12 and this Section 13 with respect to the allocation of responsibility between Seller and Buyer for Taxes relating to either Company, the provisions of this Section 13 shall govern.

14.	COSTS.

14.1. Finder’s or Broker’s Fees. Each of Buyer (on the one hand) and Seller (on the other hand) represents and warrants that neither it nor any of its Affiliates has dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other Person is entitled to any commission or finder’s fee in connection with any of the transactions contemplated hereby.

14.2. Closing Expenses. Each of Buyer and Seller shall pay all of their own respective professional fees and other costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, that nothing herein contained shall be deemed to prohibit the payment by the Companies of professional fees and other costs and expenses incurred or to be incurred by the Companies in the continuing course of their business which fees and costs, if outstanding on the Closing Date, shall be accrued for in the calculation of Net Working Capital.

15.	POST-CLOSING COVENANTS.

15.1. Employees. With the exception of Dr. Donald Chace and certain sales personnel employed by Seller identified in Schedule 15.1 of the Disclosure Schedule, Buyer shall, upon the Closing, cause the Companies to retain all of their then-existing employees with positions, titles, compensation and benefits substantially comparable to the positions, titles, compensation and benefits currently provided to such employees by the Companies. Nothing herein contained, however, shall be deemed to abrogate or limit the right of the Companies to terminate any of such employees subsequent to the Closing, to change such employees’ job descriptions, titles and compensation or to change from time to time the nature and level of benefits provided to such employees. For the avoidance of doubt, Seller shall retain all Employee Plans, and Buyer shall assume no liability thereunder.

15.2. Carryover Indemnity. From and after the Closing, Buyer shall not take any affirmative action to cause Seller to forfeit the benefits of the indemnification provided in Article VI of the 2003 Agreement; and without limitation of the foregoing, as between Buyer and Seller, Seller shall have the benefit of any and all monies held in escrow pursuant to the 2003 Agreement, including (without limitation) to cover any and all Seller Losses arising out of or incurred in respect of any of the pending litigation disclosed in Schedule 4.20. To the extent that any claim for indemnification under this Agreement would also properly be the subject of a claim for indemnification under the 2003 Agreement, then Buyer shall (through PSI) first seek recovery thereof under the 2003 Agreement prior to seeking recovery under this Agreement.

15.3 Patents in Development. From and after the Closing, neither Buyer nor the Companies shall make any claim in respect of any of the research and development, patent applications and license agreements transferred to Seller as contemplated by Section 6.5(i)(B) above.

15.4. Books and Records. At any time and from time to time during the three (3) years from and after the Closing Date, Buyer shall permit, and shall cause the Companies to permit, Seller and its representatives to have access, during normal business hours and without undue disruption of the Companies’ business, to the books and records of the Companies with respect to periods prior to the Closing, for purposes of preparing any Tax filings or to the extent necessary to allow Seller to make determinations or computations contemplated by this Agreement (other than pursuant to Section 3.2 and Article 12, in which relevant rights of access are expressly set forth). Such books and records may be made available at any location where same are maintained, and all costs and expenses relating to such access and inspection shall be the responsibility of Seller.

15.5. Restrictive Covenants. Seller hereby agrees that it shall not, directly, or indirectly, in its own name or through or on behalf of any Affiliate (but expressly excluding any bona fide purchaser of Seller or its business (and/or any of Seller’s subsidiaries or any of their respective businesses, in each case if such subsidiary or business ceases to be an Affiliate of Seller after giving effect to the purchase and sale transaction) in an arms-length transaction), (a) at any time from the Closing through and including the third (3rd) anniversary of the Closing Date, directly or indirectly, invest, carry on, engage in or become involved, either as a stockholder, partner, joint venturer, manager, advisor, consultant, investor or lender, in any business enterprise which derives any material amount of revenues from the ownership or operation of laboratory facilities conducting screening of newborns for inborn errors of metabolism and/or metabolic disorders in the first thirty (30) days of life (“Newborn Screening”) at any location anywhere in the world (provided that (i) the passive ownership of not more than 5% of the outstanding stock of a publicly traded entity shall not constitute a breach of this Section 15.5, and (ii) the provision of advice or service to customers incidental to the implementation or use of products or services sold or licensed shall not constitute a breach of this Section 15.5), or (b) at any time from the Closing through and including the first (1st) anniversary of the Closing Date, solicit, hire or seek to hire or retain, whether as an employee, consultant or otherwise, any individual employed or retained by either of the Companies at the time of or within six (6) months prior to such solicitation, or otherwise materially and adversely interfere with the relationship between either of the Companies and any such individual (provided that it shall not be a breach of this Section 15.5(b) if the solicitation is pursuant to a general trade advertisement or if the subject individual was dismissed by either of the Companies subsequent to the Closing and such solicitation is made not sooner than six (6) months after such dismissal). In the event of any breach of this Section 15.5, Seller acknowledges that it will be difficult to ascertain the precise amount of damages that may be suffered by reason of such breach, and that such breach may cause irreparable injury for which there is no adequate remedy at law; accordingly, Seller hereby agrees that, in the event of any such breach, Buyer shall be entitled, in addition to any all other remedies available, to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin such breach. Each of the parties agrees that the duration and geographic scope of the covenants set forth in this Section 15.5 are reasonable. In the event that any court of competent jurisdiction or arbitrator determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each of the parties agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Each of the parties intends that this Section 15.5 shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

15.6. Name Changes. Subject to Buyer’s having delivered the authorization referred to in Section 9.7, within ten business days following the Closing Date, Seller shall file the Name Change Amendments with the Secretary of the Commonwealth of Pennsylvania, and shall provide copies of such certified filings to Buyer promptly upon receipt. From and after the Closing, Buyer shall not permit either of the Companies to use their prior names, or any name which includes the word “Pediatrix” or any confusingly similar name, except for routine ministerial filings which must, of necessity, refer to the Companies’ prior names; provided, however, that this sentence shall not prohibit the Companies from using, during the ninety (90) day period following the Closing Date, marketing and promotional materials in existence or on order as of the Closing Date.

15.7. OIG Notification. Pursuant to Section IV (New Business Units and Locations) of the CIA, Seller shall, no later than thirty (30) days after the Closing Date, give written notice to the Office of the Inspector General of the sale of PSI to Buyer and concurrently provide a copy of such notice to Buyer.

15.8. Further Assurances. From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, instruments, certificates, assignments and other documents, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

16.	FORM OF AGREEMENT.

16.1. Effect of Headings. The Section headings used in this Agreement and in the Disclosure Schedule are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in the Disclosure Schedule.

16.2. Entire Agreement; Waivers; Severability. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. If any provision of this Agreement shall be determined by a court of competent jurisdiction or by a duly appointed arbitrator to be unenforceable to any extent or in any respect, then such provision shall be modified in scope or effect, or shall be excised from this Agreement, only to such extent as may be required to render such provision valid and enforceable, and the remainder of this Agreement shall be unaffected.

16.3. Counterparts; Fax Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by means of fax signatures, which shall have the same binding legal effect as original ink signatures.

17.	PARTIES.

17.1. Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over or against any party to this Agreement.

17.2. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the next business day after the date sent by recognized overnight courier service with all charges prepaid or billed to the account of the sender, (c) three (3) business days after being deposited in the United States mail if sent by first class mail, registered or certified, postage prepaid, or (d) when sent by facsimile transmission, to the party being notified at its address or facsimile number set forth below or such other address or facsimile number as such party shall subsequently notify the other party hereto in writing:

(i)	If to Buyer:

PerkinElmer Holdings, Inc.
940 Winter Street
Waltham, MA 02451
Attention: General Counsel
Fax: (781) 663-5969

with a copy to:

WilmerHale
60 State Street
Boston, MA 02109
Attention: David E. Redlick, Esq.
Fax: (617) 526-5000

(ii)	If to Seller:

Pediatrix Medical Group, Inc.
1301 Concord Terrace
Sunrise, FL 33323
Attention: General Counsel
Fax: (954) 858-0431

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention: Shahe Sinanian, Esq. Fax: (212) 801-6400

or to such other address as either party shall have specified by notice in writing given to the other party.

18.	MISCELLANEOUS.

18.1. Amendments and Modifications. No amendment or modification of this Agreement or the Disclosure Schedule shall be valid unless made in writing and signed by both parties hereto.

18.2. Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by either party hereto without the prior written consent of the other party. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.3. Governing Law. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State.

18.4 Dispute Resolution.

(a) Any disputes, claims or controversies between the Seller and the Buyer in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination (any such dispute, claim or controversy, a “Dispute”), shall be finally resolved by binding arbitration.

(b) Any arbitration hereunder shall be conducted under the rules then pertaining of the American Arbitration Association (“AAA”) Complex Matters, except where those rules conflict with these provisions, in which case these provisions control; and, in connection with any arbitration hereunder, the parties shall be permitted full and fair discovery (including, without limitation, in respect of the books and records described in Section 15.4 above) in a manner and to an extent consistent with the Federal Rules of Civil Procedure. The arbitration shall be conducted in the English language before three AAA arbitrators chosen according to the following procedure: within 20 days after commencement of the arbitration, each of Buyer and Seller shall appoint one arbitrator, and within 20 days after the appointment of both such arbitrators, the two arbitrators so chosen shall choose the third arbitrator. If the two arbitrators chosen by Buyer and Seller cannot agree on the choice of the third arbitrator within a period of 20 days after their appointment, then the third arbitrator shall be appointed by AAA.

(c) Each of Buyer and Seller hereby irrevocably waives all rights to trial by jury in any Dispute.

(d) The place of the arbitration shall be New York, New York.

(e) The provisions of this Section 18.4 shall not apply to any proceeding to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin any breach of this Agreement (it being understood that other matters relating to any such proceeding shall, to the extent permitted by law and to the extent it would not delay such injunctive and/or other equitable relief or specific performance of this Agreement, be resolved in accordance with clauses (a)-(d) of this Section 18.4). With respect to any proceeding to seek and obtain injunctive and/or other equitable relief to require specific performance of this Agreement, each party (i) submits to the jurisdiction of any state or federal court sitting in New York, New York, (ii) agrees that such proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring such proceeding in any other court, (e) waives any right it may have to a trial by jury with respect to such proceeding, and (f) agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 17.2, provided that nothing in this Section 18.4(e) shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

Buyer:

PERKINELMER HOLDINGS, INC.

By:	/s/ Robert F. Friel
Name:	Robert F. Friel
Title:	President

Seller:

PEDIATRIX MEDICAL GROUP, INC.

By:	/s/ John F. Rizzo
John F. Rizzo, Senior Vice President

The undersigned, being the ultimate corporate parent of the Buyer, hereby absolutely and unconditionally guarantees the payment and performance by the Buyer of all of its obligations under the foregoing Stock Purchase Agreement. This is a guaranty of payment and performance (and not merely of collection), and the Seller may proceed directly against the undersigned without any requirement to first proceed or obtain any judgment against or exhaust any remedies with respect to the Buyer. This guaranty shall in no manner be affected or impaired by (a) any amendment, modification, waiver, consent, compromise or other indulgence granted to the Buyer under or in respect of the foregoing Stock Purchase Agreement or any related agreement, (b) any failure by the Seller to insist upon strict performance or observance by the Buyer of any of the terms of the foregoing Stock Purchase Agreement or any related agreement, (c) any forbearance by the Seller, (d) any bankruptcy, insolvency, receivership, reorganization, liquidation or other such proceeding relating to the Buyer, or (e) any relief of the Buyer from any of its obligations as aforesaid by operation of law, in equity or otherwise. This guaranty shall be subject in all cases to any defenses (other than defenses based upon or arising out of any bankruptcy, insolvency or reorganization of Buyer) available to Buyer had Seller proceeded directly against Buyer rather than pursuant to this guaranty.

PERKINELMER, INC.

By:	/s/ Robert F. Friel
Name:	Robert F. Friel
Title:	President and Chief Operating Officer